UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Carriage Services, Inc.
(Name of Registrant as Specified In Its Charter)
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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 17, 2016

Carriage Services, Inc. (“Carriage”) will hold its Annual Meeting of Stockholders (“Annual Meeting”) at the Conference Center, 3040 Post Oak Boulevard, Lobby Level, Houston, Texas 77056, on Tuesday, May 17, 2016, at 9:00 a.m., Central Daylight Time.
Carriage is holding the Annual Meeting to:

•	elect two Class II directors to serve for three-year terms expiring at the annual meeting of stockholders in 2019 and until their successors are elected and qualified;

•	hold an advisory vote to approve Carriage’s named executive officer compensation;

•	ratify the appointment of Grant Thornton LLP as Carriage’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Carriage’s Board of Directors has selected March 24, 2016 as the record date for determining stockholders entitled to vote at the Annual Meeting. A list of stockholders as of that date will be available for inspection by stockholders for any purpose germane to the meeting during normal business hours at Carriage’s corporate headquarters, which is located at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, at least 10 days before the Annual Meeting.
You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested and encouraged to vote via the internet or complete, sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, and wish to do so, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked at any time before it is exercised.
By Order of the Board of Directors,

Viki K. Blinderman
Co-Chief Financial Officer, Chief Accounting Officer and Secretary
Houston, Texas
April 5, 2016

YOUR VOTE IS IMPORTANT!
Your vote is important regardless of how many shares you own. Please vote via the internet or complete, sign and return the enclosed proxy card in the accompanying envelope as soon as possible even if you plan to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON TUESDAY, MAY 17, 2016
The Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2015 Annual Report to Stockholders are available at www.carriageservices.com.

i

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CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056

PROXY STATEMENT

This Proxy Statement (this “Proxy Statement”) is being furnished to you by the Board of Directors (our “Board”) of Carriage Services, Inc. (“Carriage Services,” “Carriage,” the “Company,” “we,” “us” or “our”) for use at our 2016 Annual Meeting of Stockholders (our “Annual Meeting”).
2016 Annual Meeting Date and Location
Our Annual Meeting will be held at the Conference Center, 3040 Post Oak Boulevard, Lobby Level, Houston, Texas 77056, on Tuesday, May 17, 2016, at 9:00 a.m., Central Daylight Time.
About Our Annual Meeting
Why am I receiving these proxy materials?
Our Board is soliciting your proxy to vote at our Annual Meeting because you owned shares of our common stock (“Common Stock”) at the close of business on March 24, 2016, the record date for our Annual Meeting (the “Record Date”), and are therefore entitled to vote at our Annual Meeting.
This Proxy Statement, along with a proxy card, is being mailed to our stockholders on or about April 15, 2016. We have also made these materials available to you free of charge on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at our Annual Meeting. As a stockholder, your vote is very important and our Board strongly encourages you to exercise your right to vote. You do not need to attend our Annual Meeting in person to vote your shares. Whether or not you plan to attend our Annual Meeting, we encourage you to vote your shares by voting via the internet or completing, signing, dating and returning the enclosed proxy card in the envelope provided. See “About Our Annual Meeting – How do I vote my shares?” below.
What is the purpose of our Annual Meeting?
At our Annual Meeting, as a stockholder, you will be asked:
•to re-elect Barry K. Fingerhut and elect Bryan D. Leibman to our Board as Class II directors;
•to approve, on an advisory basis, our named executive officer compensation;

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Who is entitled to vote at the meeting?
Only our stockholders of record as of the close of business on the Record Date are entitled to receive notice of and to vote at our Annual Meeting. On March 24, 2016, we had 16,601,880 shares of Common Stock issued and outstanding and entitled to vote at our Annual Meeting.
How many votes can I cast?
You are entitled to one vote for each share of Common Stock you owned on the Record Date on all matters presented at our Annual Meeting.
Is my vote important?
Your vote is important regardless of how many shares of Common Stock you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient to you and cast your vote as soon as possible.

What is the difference between a stockholder of record and a “street name” holder?
Most stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

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Stockholder of Record. If your shares are registered directly in your name with the American Stock Transfer & Trust Company, LLC, our transfer agent, you are considered to be the stockholder of record with respect to those shares, and you have the right to grant your voting proxy directly with the Company or to vote in person at our Annual Meeting.

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Street Name Stockholder. If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name” and your bank, broker or other nominee is the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares and are also invited to attend our Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at our Annual Meeting unless you obtain a legal proxy from the stockholder of record prior to attending our Annual Meeting giving you the right to vote the shares. In order to vote your shares, you will need to follow the directions your bank, broker or other nominee provides to you.

How do I vote my shares?
Stockholders of Record. Stockholders of record may submit a proxy to have their shares voted or vote their shares by one of the following methods:

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lnternet. To vote via the internet, go to “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting.

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By Mail. To vote by mail, you should mark, sign, date and mail the enclosed proxy card in the prepaid envelope provided. The shares you own will be voted according to the instructions on the proxy card that you provide. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of each of the Class II director nominees and FOR the other proposals described in this Proxy Statement.

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In Person. If you attend our Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot, which will be available at our Annual Meeting. Attending our Annual Meeting without delivering your completed proxy card or completing a ballot will not count as a vote. Submitting a proxy prior to our Annual Meeting will not prevent you from attending our Annual Meeting and voting in person.

Street Name Stockholder. Street name stockholders may generally submit a proxy to have their shares voted or vote their shares by one of the following methods:

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By Mail. You may indicate your vote by completing, signing and dating your voting instruction card or other information forwarded by your bank, broker or other nominee and returning it to them in the manner specified in their instructions.

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By Methods Listed on Voting Instruction Form. Please refer to the voting instruction form or other information forwarded by your bank, broker or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information they provided to you.

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In Person with a Proxy from the Record Holder. You may vote in person at our Annual Meeting if you obtain a legal proxy from your bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by the record holder to determine how to obtain a legal proxy in order to vote in person at our Annual Meeting.

Can I revoke my proxy?
Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by:

•	submitting written notice of revocation to our home office, which is located at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Corporate Secretary no later than May 16, 2016;

•	submitting a later dated proxy with new voting instructions by mail that is received by May 16, 2016; or

•	attending our Annual Meeting and voting your shares in person.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with such entity’s procedures. Please refer to the materials that your bank, broker or other nominee provided to you.
What is a quorum?
A quorum is the presence at our Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on a matter at our Annual Meeting. There must be a quorum for our Annual Meeting to be held. If a quorum is not present, our Annual Meeting may be adjourned or postponed until a quorum is reached. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present at our Annual Meeting.
What are “broker non-votes” and abstentions and how do they affect voting results?
If you hold your shares in “street name,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you do not instruct your bank, broker or other nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (the “NYSE”).
There are also non-discretionary matters for which banks, brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a bank, broker or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the bank, broker or other nominee should vote your shares, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
If your shares are held in street name and you do not give voting instructions, pursuant to NYSE Rule 452, the record holder will not be permitted to vote your shares with respect to Proposal 1 (Election of Class II Directors) or Proposal 2 (Advisory Vote to Approve Named Executive Officer Compensation), and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to Proposal 3 (Ratification of the Appointment of Grant Thornton LLP) in the discretion of the record holder.
Abstentions occur when stockholders are present at our Annual Meeting in person or by proxy but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will have no effect on the election of directors but will have the effect of a vote against the other proposals being considered at the meeting.
What vote is required to approve each proposal?

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Proposal 1 (Election of Class II Directors): To be elected, each director nominee must receive the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. This means that the director nominees with the most votes will be elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will have no effect on the outcome of the vote for directors.

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Proposal 2 (Advisory Vote to Approve Named Officer Executive Compensation): Approval of this proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. While this vote is required by law, it will neither be binding on us, our Board or our Compensation Committee, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us, our Board or our Compensation Committee. However, our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

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Proposal 3 (Ratification of the Appointment of Grant Thornton LLP): Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote on the proposal. Abstentions will be counted in determining the total number of shares “entitled to vote” on this proposal and will have the same effect as a vote “Against” this proposal.
What is the Board's recommendation for each proposal?
Our Board recommends that you vote:

•	FOR the election of the two Class II director nominees;

•	FOR the approval, on an advisory basis, of our named executive officer compensation; and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
Our Board has appointed Melvin C. Payne, our Chief Executive Officer (“CEO”) and Chairman of the Board, and Viki K. Blinderman, our Co-Chief Financial Officer, Chief Accounting Officer and Secretary, as the management proxy holders for our Annual Meeting. For stockholders who have their shares voted by duly submitting a proxy via the internet, by mail, or in person at our Annual Meeting, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends, unless a stockholder appropriately specifies otherwise.
Who will bear the cost of soliciting votes for our Annual Meeting?
We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to our stockholders in connection with our Annual Meeting. In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our Common Stock.
Where can I find the voting results?
We will report the voting results in a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) within four business days of our Annual Meeting.
May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
You may submit proposals for consideration at future annual meetings. See “Stockholder Proposals for the 2017 Annual Meeting” for information regarding the submission of stockholder proposals for next year’s annual meeting.
How do I get directions to the Annual Meeting?
For directions to the Annual Meeting, please contact our Corporate Secretary at (713) 332-8400.

CORPORATE GOVERNANCE
Independence
Our Board of Directors affirmatively determined that Barry K. Fingerhut, Donald D. Patteson, Jr., Richard W. Scott and Bryan D. Leibman do not have a material relationship with Carriage (either directly or as a partner, shareholder or officer of an organization that has a relationship with Carriage) and are “independent” as defined under the NYSE’s listing standards and the Securities and Exchange Commission standard Item 407(a) of Regulation S-K.
Melvin C. Payne and David J. DeCarlo are not independent because they are employees of Carriage and currently serve as our Chief Executive Officer and Chairman of our Board and President and Vice Chairman of our Board, respectively.
Board Leadership Structure and Oversight of Risk
Carriage was founded on our Mission Statement to be the most professional, ethical and highest quality funeral and cemetery service organization in our industry, which we have shortened for communication purposes to Being The Best, and is achieved by alignment with our Five Guiding Principles:

1.	Honesty, Integrity and Quality in All That We Do

2.	Hard work, Pride of Accomplishment, and Shared Success Through Employee Ownership

3.	Belief in the Power of People Through Individual Initiative and Teamwork

4.	Outstanding Service and Profitability Go hand-in-Hand

5.	Growth of the Company Is Driven by Decentralization and Partnership
All of our directors, officers and employees must be aligned with these Five Guiding Principles to ensure outstanding execution of our three core models and all other elements and linkages of Carriage’s High Performance Culture Framework. While our commitment is to all Five Guiding Principles equally, there is a reason why the First Guiding Principle is the First “most equal” of the Five: Because it is the foundation and cornerstone Guiding Principle upon which our Mission of Being The Best and other Four Guiding Principles are built upon.
At a high level, commitment to our Mission Statement and alignment with our Five Guiding Principles, together with a relentless focus to execute our Good To Great Concepts such as “First Who, Then What” and “Right People in the Right Seats”, are what have driven the resulting “Flywheel Effect” of our accelerated high performance operating results since 2012. Our Board understands the importance and uniqueness of these qualitative drivers of Carriage Services’ High Performance Culture as being critical towards our ability to execute sustainable, high performance quantitative results consistently over time through outstanding execution of our Standards Operating Model, 4E Leadership Model and Strategic Acquisition Model. Our Board also fundamentally understands that the biggest continuing risk for the Company is that executive and senior leadership would not continue the evolution of our unique High Performance Culture ideas and concepts. Our continued success and effective risk management emanates from being highly selective about leadership of the Company and finding leaders that are aligned with our Five Guiding Principles and the idea of Carriage Services as a High Performance Culture Company. We utilize a 4E Leadership Model, initially developed by Jack Welch at General Electric and then tailored and evolved in our unique culture, to select and assess our leaders at all levels of the Company. 4E Leaders have a winning, entrepreneurial, competitive spirit and want to make a difference in Carriage Services’ sustainable high performance and reputation over time.
Melvin C. Payne, the co-founder and largest individual shareholder, is our Chief Executive Officer and Chairman of our Board. Our Board currently believes that it is in the best interest of Carriage and its stockholders for Mr. Payne to serve as our Chief Executive Officer and Chairman of our Board based upon Mr. Payne's specific expertise, knowledge, passion and long-term vision for the Company. This arrangement provides a clear, unified strategic vision and 4E Leadership for Carriage, ensures partnership and alignment between senior leadership and our Board, and enables the Company to continue its evolution as a High Performance Culture Company that just happens to be in the funeral and cemetery service business. Mr. Payne is also best positioned to lead our Board through reviews of key business and strategic issues, and most importantly, to lead the Board’s understanding of the linkage of Carriage’s unique High Performance Culture to the Company becoming recognized as a superior Consolidation, Operating and Value Creation investment platform.
Our Compensation Committee performs an annual evaluation of our Chief Executive Officer’s performance. As part of our annual evaluations and long-term planning, our Corporate Governance Committee is charged with evaluating the succession of our Chief Executive Officer. Mr. Payne has publicly stated that he has no plans for retirement and that he intends to be involved with the Company as long as his health is good and he is adding value with his energy, passion, vision for Carriage and commitment to mentoring 4E Leaders for the future.

We also have the position of Lead Director, who is required to be qualified as independent and appointed by a majority of the independent directors. The Lead Director’s role is to lead and facilitate the function of our Board independently and to enhance the quality of our Board by facilitating their deeper understanding of all elements and linkages of Carriage’s High Performance Culture Framework. The Lead Director presides at the executive sessions of the independent directors during quarterly Board meetings. Richard W. Scott currently serves as our Lead Director.
We believe that the oversight function of our Board and its committees combined with its active dialogue with senior leadership about effective risk management relative to continuously assessing for the “Right Who” leaders and the Right Quality of Staff at all levels, provides our Company with the appropriate framework to help ensure effective risk oversight. There is a fundamental Board understanding that the continuing biggest risk area for the Company would be not having or not hiring the “Right Who” senior leadership in the future, and that hiring the ‘Wrong Who” senior leadership, including and especially the CEO in case Mr. Payne was for some reason unable to fulfill his CEO responsibilities, could have a major negative impact on the nature of Carriage’s High Performance Culture. In executing this responsibility, independent directors provide independent oversight, including risk oversight and a significant amount of time is spent by our Board and committees, in conjunction with senior leadership, discussing how we identify, assess and manage our most significant risk exposures with respect to our leadership and people. Our Board also relies on each of its committees to help administer its oversight duties.
Director Nomination Process
Our Corporate Governance Committee, as a whole, is responsible for reviewing the requisite skills and characteristics of new Board members as well as the composition of our Board with significant input by Carriage’s executive and senior leadership.
We believe that the minimum qualifications and skills necessary for serving as a director include:

1.	A deep, genuine belief, understanding and commitment to our Being The Best Mission Statement and Five Guiding Principles;

2.
Business and investment savvy, including an owner-oriented attitude and conviction that Carriage has evolved into a superior shareholder value creation investment platform and therefore represents a superior long-term investment opportunity; and

3.	An ability to make a meaningful contribution and engagement to our Board’s oversight of all elements and linkages of our High Performance Culture Framework.
We do not have a formal policy on board diversity when considering board candidates, as we strive to seek individuals who demonstrate the aforementioned characteristics or attributes. While no director may serve on more than five other public company boards or on the audit committee for more than two other public companies, we much prefer candidates that are singularly focused on Carriage's uniqueness and not on being a “Professional Board Member.” We currently have no established term limits or age restrictions, as we do not wish to risk losing the contribution of directors who have been able to develop an increasing insight and deep understanding into all the elements and linkages of our unique High Performance Culture Framework.
Our Corporate Governance Committee identifies potential candidates for our Board fluidly and collaboratively with our existing senior leadership based upon the criteria set forth above. Once a potential candidate is identified and the individual expresses a willingness to be considered for election to our Board, our Corporate Governance Committee and Mr. Payne will request information from the candidate, review the individual’s qualifications, and conduct one or more interviews with the candidate. When this process has completed, our Corporate Governance Committee tenders its recommendation to our full Board for consideration.
Our Corporate Governance Committee will also consider candidates recommended by stockholders in the same manner. A stockholder may recommend nominees for director by giving our Corporate Secretary a written notice not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. For our 2017 Annual Meeting of Stockholders, the deadline will be February 17, 2017, based upon this year's meeting occurring on May 17, 2016. The notice must include the name and address of the stockholder giving notice and the number of shares of Common Stock beneficially owned by the stockholder. The notice must also include the full name, age, business address, principal occupation or employment of the nominee, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and the nominee’s written consent to the nomination and to serve, if elected.

Organization and Committees of Our Board
During 2015, our Board met five times and acted by unanimous written consent seven additional times. Each of the directors attended all of the meetings of our Board. During 2015, our Board had, and appointed the members to the Compensation, Audit and Corporate Governance Committees. Each of these committees has its own charter, and a copy of the current version is available free of charge on our website at www.carriageservices.com. The functions of each committee, and the number of meetings held during 2015, are described below.
The current members of each committee as of the Record Date are identified in the following table:

Director	Compensation	Audit	Corporate Governance
Melvin C. Payne(*)
David J. DeCarlo(**)
Barry K. Fingerhut(I)	X	X	Chairman
Donald D. Patteson, Jr.(I)	X	Chairman	X
Richard W. Scott(I)	Chairman	X	X
Bryan D. Leibman(I)(***)	X	X	X

(*)	Chairman of our Board and Chief Executive Officer.
(**)	Vice Chairman of our Board and President.
(I)	Independent Director.
(***)
On September 28, 2015, our Board elected Bryan D. Leibman to serve as a Class II director until our 2016 Annual Meeting of Stockholders. Mr. Leibman was appointed to serve on our Audit, Compensation and Corporate Governance Committees.

Compensation Committee. The purposes of our Compensation Committee are to:

•	review, evaluate and approve our officer compensation plans, policies and programs;

•	recommend to our Board director compensation plans, policies and programs;

•	produce the Compensation Committee Report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders;

•	review and approve the compensation of our officers and directors, including grants under our stock incentive plans; and

•	perform such other functions as our Board may assign from time to time.
Generally, our Board has charged our Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our Executive Officers and Senior Leadership. Executive compensation matters are presented to the Compensation Committee in a variety of ways, including: (1) at the request of our Compensation Committee Chairman or two or more members of the Compensation Committee or two members of our Board, (2) in accordance with our Compensation Committee’s agenda, which is reviewed by our Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or (4) by our Compensation Committee’s outside compensation consultant, if a consultant is engaged by our Compensation Committee.
To the extent permitted by applicable law, our Compensation Committee may delegate some or all of its authority under its charter to its chairman, any one of its members or any subcommittees it may form when it deems such action appropriate. Mr. Payne, as our Chairman of the Board and Chief Executive Officer, makes recommendations on compensation decisions for those other than himself based on the individual performance of each Executive Officer or Senior Leader and the Company's overall performance. Management’s role in determining executive compensation includes:

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developing, summarizing and presenting compensation information and analysis to enable our Compensation Committee to execute its responsibilities; developing individual Executive Officer and Senior Leadership bonus plans for consideration by our Compensation Committee and reporting to our Compensation Committee regarding achievement against the bonus plans;

•	preparing stock award recommendations for our Compensation Committee’s approval; and

•	attending our Compensation Committee’s meetings as requested in order to provide additional information, respond to questions and otherwise assist our Compensation Committee.
Our Compensation Committee makes all final decisions regarding executive officer compensation.

In 2015, our Compensation Committee met two times and acted by unanimous written consent two additional times. Each member of our Compensation Committee was present at all meetings.
Audit Committee. The purposes of our Audit Committee are to:

•	assist our Board in fulfilling its oversight responsibilities regarding the:

◦	integrity of our financial statements;

◦
qualifications and independence of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other review or attestation services for Carriage;

◦	performance of our internal audit function and independent auditors;

◦	compliance by Carriage with legal and regulatory requirements; and

•	perform such other functions as our Board may assign to our Audit Committee from time to time.
In connection with these purposes, our Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm and confirms their independence. The Audit Committee also reviews our annual and quarterly financial statements and meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. Our Audit Committee met five times during 2015. There were no actions by unanimous written consent during 2015. Each member of our Audit Committee was present at all meetings. All members of our Audit Committee are independent as that term is defined in the NYSE’s listing standards and by Rule 10A-3 promulgated under the Exchange Act. Our Board has determined that each member of our Audit Committee is financially literate and that Mr. Patteson has the necessary accounting and financial expertise to serve as Chairman. Our Board has also determined that Mr. Patteson is an “audit committee financial expert” following a determination that he met the criteria for such designation under the SEC’s rules and regulations. See “Audit Committee Report” below for additional information regarding our Audit Committee.
Corporate Governance Committee. The purposes of our Corporate Governance Committee are to:

•	assist our Board by identifying individuals qualified to become Board members, and to recommend to our Board the director nominees for the next annual meeting of stockholders;

•	lead our Board in its annual review of the performance of our Board and its committees and of our senior management; and

•	perform such other functions as our Board may assign to our Corporate Governance Committee from time to time.
Our Corporate Governance Committee met two times in 2015 and acted by unanimous written consent one additional time. All committee members were present at such meetings.
Attendance at Annual Stockholder Meetings
Each year we hold the annual meeting on the same day as our Board and Committee meetings such that all directors may attend the annual meeting. All of our then current directors, except one, attended the 2015 Annual Meeting of Stockholders.

Board’s Interaction with Stockholders
Our Chief Executive Officer and senior leadership team are responsible for establishing effective communication with our stockholders. Independent directors are not precluded from meeting with stockholders, but where appropriate, our executive and senior leadership team should be present at such meetings.
Stockholders and other interested parties may contact any member of our Board or any of its committees, by addressing any correspondence in care of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056; Attn: Corporate Secretary. In the case of communications addressed to the independent directors, our Corporate Secretary will send appropriate stockholder communications to the Lead Director. In the case of communications addressed to a committee of our Board, our Corporate Secretary will send appropriate stockholder communications to the Chairman of such committee.
Annual Evaluations
Our Board and each committee perform annual self-evaluations. These self-evaluations are conducted through written questionnaires circulated prior to the last regularly scheduled meeting of the Board before the Annual Meeting of Stockholders and compiled on a confidential basis by the Assistant Corporate Secretary. At their last regularly scheduled meeting before the Annual Meeting of Stockholders, detailed results of the self-evaluations are provided to the Corporate Governance Committee with summary results presented to our full Board.
Corporate Governance Guidelines, Business Conduct and Ethics
We are committed to integrity, reliability and transparency in our disclosures to the public, all characteristics consistent with our First Guiding Principle, “Honesty, Integrity and Quality in All That We Do”. To evidence this commitment, our Board has adopted charters for its committees, Corporate Governance Guidelines and a Code of Business Conduct and Ethics. These documents provide the framework for our corporate governance. Our Code of Business Conduct and Ethics requires all of our directors, officers and employees must be alignment with our Five Guiding Principles to achieve our Mission Statement of being to be the most professional, ethical and highest quality service organization in the funeral and cemetery industry.
A complete copy of the current version of each of these documents is accessible through our website at www.carriageservices.com or you may receive copies free of charge by writing to us at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, Attn: Investor Relations.

DIRECTOR COMPENSATION
General
We compensate our directors through cash payments, including retainers and meeting attendance fees, and through stock-based awards. Our Director Compensation Policy provides for the following cash payments, including retainers and meeting attendance fees:

	Annual Cash Retainer		Per Meeting Cash Fee(2)
Board - Independent Director	$40,000	(1)	$2,000
Board - Lead Director	$115,000	(1) (3)	$2,000
Audit Committee
Chair	$17,500	(4)	$2,000
Member	$—		$2,000
Compensation Committee
Chair	$15,000	(4)	$1,600
Member	$—		$1,600
Corporate Governance Committee
Chair	$15,000	(4)	$1,600
Member	$—		$1,600

(1)	Paid on a quarterly basis. No cash retainers are paid to employee directors.

(2)	Paid for attendance at any special or regular meeting of the Board or Committee, whether attended in person or by phone. No Per Meeting Cash Fees are paid to employee directors.

(3)	The Lead Director receives this annual retainer in addition to the retainer paid to other Independent Directors.

(4)	Paid on the date of our Annual Meeting of Stockholders.
Our Director Compensation Policy provides that any new independent director will receive, upon appointment or election to our Board, a grant of $100,000 in shares of our Common Stock. Following their initial appointment or election to our Board, each independent director of our Board is entitled to an annual equity retainer of $75,000 payable in shares of Common Stock, paid on the date of our Annual Meeting of Stockholders. Common Stock grants to our independent directors are issued under our Second Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”).
2015 Director Compensation Table

Name	Fees Earned in Cash	Stock Awards	Total
Barry K. Fingerhut	$81,400	$75,000(1)	$156,400
Donald D. Patteson, Jr.	$83,900	$75,000(1)	$158,900
Richard W. Scott	$196,400	$75,000(1)	$271,400
Bryan D. Leibman	$14,000	$100,000(2)	$114,000

(1)
On May 19, 2015, Messrs. Fingerhut, Patteson and Scott each received an annual equity grant of $75,000 in shares of fully-vested Common Stock, resulting in 2,953 shares granted to each individual, based upon a closing price of $25.39 on such date. Amounts reported with respect to these awards reflect the grant date fair value, calculated in accordance with FASB ASC Topic 718. As of December 31, 2015, Messrs. Fingerhut, Patteson and Scott had no shares of unvested restricted stock outstanding.

(2)
On September 28, 2015, our Board elected Bryan D. Leibman to serve as a Class II director until our 2016 Annual Meeting of Stockholders. Mr. Leibman was appointed to serve on our Audit, Compensation and Corporate Governance Committees. He received 4,837 shares of Common Stock in new director compensation awards valued at $100,000 based upon a closing price of $20.67 on the date of the grant. Half of these shares were fully vested on the date of grant and the remaining half vest in equal installments on each of the first two anniversaries of the date of grant. For Mr. Leibman, 2,418 shares were vested upon grant on September 28, 2015, 1,209 shares will vest on September 28, 2016 and 1,210 shares will vest on September 28, 2017. Amounts reported with respect to these awards reflect the grant date fair value, calculated in accordance with FASB ASC Topic 718.

PROPOSAL NO. 1:
ELECTION OF CLASS II DIRECTORS
We currently have six directors on our Board who each serve staggered three-year terms. At our Annual Meeting, the stockholders will elect two individuals to serve as Class II directors for new three-year terms expiring on the date of the 2019 annual meeting and until their successors are duly elected and qualified.
Our Corporate Governance Committee has recommended that we nominate Barry K. Fingerhut for re-election and Bryan D. Leibman for election at our Annual Meeting to serve as Class II directors for new three-year terms. Proxies may be voted for each of the Class II directors. The biography descriptions for Messrs. Fingerhut and Leibman are included below.
The following table sets forth the name, age and title of the persons who have been nominated for election as Class II directors and our other current directors.

Name	Age	Positions and Offices with Carriage, Director Since
Continuing Class II Directors
(If re-elected, term expires at 2019 Annual Meeting)
Barry K. Fingerhut	70	Director, 2012
Bryan D. Leibman(1)	47	Director, 2015

Class III Directors
(Term expires at 2017 Annual Meeting)
David J. DeCarlo	70	Director, 2011; President and Vice Chairman of the Board, 2014
Donald D. Patteson, Jr.	70	Director, 2011

Class I Directors
(Term expires at 2018 Annual Meeting)
Melvin C. Payne	73	Chairman of the Board and Chief Executive Officer, 1991
Richard W. Scott	62	Director, 2009

(1)
On September 28, 2015, our Board elected Bryan D. Leibman to serve as a Class II director until our 2016 Annual Meeting of Stockholders. Mr. Leibman was appointed to serve on our Audit, Compensation and Corporate Governance Committees. Upon electing Mr. Leibman to the Board, the Corporate Governance Committee approved to increase the Board membership from five to six members.

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. In particular, our Board seeks individuals who demonstrate:

•	A deep, genuine belief, understanding and commitment to our Being The Best Mission Statement and Five Guiding Principles,

•	Business and investment savvy, including an owner-oriented attitude and conviction that Carriage Services has evolved into a high value, superior investment platform, and

•	An ability to make a meaningful contribution and engagement to our Board’s oversight of all elements and linkages of our High Performance Culture Framework.
Our Board unanimously recommends that you vote “FOR” the election of each of the Class II director nominees.
You may not cumulate your votes in the election of the Class II directors. You may withhold authority to vote for any of the nominees for director. If a nominee becomes unable to serve as a director before our Annual Meeting (or decides not to serve), the individuals named as proxies will vote, in accordance with instructions provided, for such other nominee as we may designate as a replacement or substitute, or our Board may reduce the size of the Board to eliminate the vacancy.
Described below are the principal occupations, positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on our Board. There are no family relationships among any of our directors or executive officers.

Barry K. Fingerhut has been the Chief Executive Officer and majority equity owner of Certification Partners, LLC, a developer and global distributor of vendor neutral IT content and certifications, since the fall of 2010. Prior to 2010, he focused much of his career investing in small capitalization companies in the for-profit education and training, financial services, as well as many other industries. Currently, he serves on a number of private company and non-profit Boards. Mr. Fingerhut also served on our Board for the period from 1995 through 1999.
Additional Qualifications: Mr. Fingerhut was selected to serve on our Board due to his past experience with Carriage and his extensive investment knowledge.
Bryan D. Leibman has been the President and Chief Executive Officer of Frosch Travel (FROSCH), a privately held global travel management company, since 2000. He is a certified physician who opted to pursue his passion for business and entrepreneurship by joining and leading his family’s successful travel business since 1998.
Additional Qualifications: Mr. Leibman brings entrepreneurial growth, merger and acquisition experience to our Board. We believe his vision and leadership at FROSCH brings to our Board development of an innovative and forward driving management style and commitment to core values in the services sector.
David J. DeCarlo has been President and Vice Chairman of the Board of Directors since March 3, 2014. From May 2011 to March 3, 2014, Mr. DeCarlo was an independent director of Carriage. He served as an executive officer in various roles for Matthews International (“Matthews”), and also served as a director of Matthews for 22 years. He retired from Matthews as Vice Chairman of the Board of Directors in 2008.
Additional Qualifications: Mr. DeCarlo was selected to serve on our Board as a result of his long history in the deathcare industry and experience in a multitude of executive roles in other industries.
Donald D. Patteson, Jr. was the founder and, prior to its sale in June 2014, the Chairman of the Board of Directors of Sovereign Business Forms, Inc. (“Sovereign”), a consolidator in a segment of the printing industry. He also served as Chief Executive Officer of Sovereign from August 1996 until his retirement in August 2008. Mr. Patteson served on the Board of Directors of Rosetta Resources Inc. and Cal Dive International, Inc. until mid-year 2015.
Additional Qualifications: Mr. Patteson brings to the Board his extensive experience as Chief Executive Officer and Chief Financial Officer in various industries, enabling him to provide the Board with executive and financial management expertise, as well as experience with major financial transactions.
Melvin C. Payne, co-founder of Carriage, has been our Chief Executive Officer and a director since our inception in 1991, and our Chairman of the Board since December 1996.
Additional Qualifications: Mr. Payne brings to the Board his 25 years of experience as our Chief Executive Officer and proven management skills. Mr. Payne’s also has prior diverse industry and financial experience coupled with his personal leadership and founder’s vision for Carriage.
Richard W. Scott has served as the Senior Vice President and Chief Investment Officer of Loews Corporation, a diversified holdings company, since 2009 and from 2001 to 2008 he was a senior executive in Insurance Portfolio Management with AIG Investments, a global company engaged in asset management, including service as the Chief Investment Officer-Insurance Operations.
Additional Qualifications: Mr. Scott is a seasoned financial services executive with over 30 years of capital markets experience. He was selected to serve on our Board because of his extensive experience in merger and acquisition transaction analysis, investment management, capital markets strategy and financial performance measurement.

EXECUTIVE MANAGEMENT
The following table sets forth the name, age and title of our named executive officers as of the date of this Proxy Statement. Our named executive officers serve at the discretion of our Board. There are no family relationships between any of our directors and named executive officers. In addition, there are no arrangements or understandings between any of our named executive officers and any other person pursuant to which any person was selected as an executive officer.
The following individuals were our Named Executive Officers for the fiscal year ended December 31, 2015:

Name	Age	Title
Melvin C. Payne	73	Chief Executive Officer, Chairman of the Board and Director
David J. DeCarlo	70	President and Vice Chairman of the Board
L. William Heiligbrodt(1)	74	Executive Vice President and Secretary
Mark R. Bruce	49	Regional Partner - East
Paul D. Elliott	54	Regional Partner - West
Shawn R. Phillips	52	Regional Partner - Central
Viki K. Blinderman	47	Co-Chief Financial Officer, Chief Accounting Officer and Secretary
Carl B. Brink	34	Co-Chief Financial Officer and Treasurer

(1)
On May 21, 2015, L. William Heiligbrodt, as a result of his announced retirement as of March 4, 2016 from the Company, resigned as Executive Vice President, Principal Financial Officer and Secretary. Effective May 21, 2015, Carl B. Brink became the Company’s Principal Financial Officer and Viki K. Blinderman became the Company's Secretary. On August 4, 2015, the Board appointed Viki K. Blinderman and Carl B. Brink as Co-Chief Financial Officers. Ms. Blinderman also currently serves as the Company's Chief Accounting Officer and Principal Accounting Officer and Mr. Brink currently serves as the Company's Treasurer.

The biographical information for Messrs. Payne and DeCarlo is located under “Proposal No. 1: Election of Class II Directors.”
L. William Heiligbrodt was our Executive Vice President and Secretary from September 2011 until May 2015. From September 2011 to March 3, 2014, Mr. Heiligbrodt was also our Vice Chairman of the Board. Mr. Heiligbrodt was an independent director of Carriage from February 2009 to September 2011. From February 2003 until his appointment to our Board, Mr. Heiligbrodt was a private investor and managing partner in a family business.
Mark R. Bruce has been with Carriage since May 2005 and has served as our Regional Partner-East since November 2010. Prior to his appointment as Regional Partner-East, Mr. Bruce served as our Director of Sales Support, Director of Support, Director of Training and Development and Regional Partner-Central. Prior to joining Carriage, Mr. Bruce served for 12 years in various sales and operational leadership roles with other public funeral and cemetery service companies. Mr. Bruce has a BA in International Studies from The American University and an MBA from Northern Illinois University.
Paul D. Elliott joined Carriage in September 2012 as our Regional Partner-West. Prior to joining Carriage, Mr. Elliott was Managing Director for Service Corporation International (SCI). From February 1995 to August 2012, Mr. Elliott held various management roles in sales, corporate and operations with SCI. From September 1984 to December 1994, Mr. Elliott was a partner in his family’s funeral home in Kansas. Mr. Elliott is a graduate of the University of Kansas and the Dallas Institute of Funeral Service.
Shawn R. Phillips has been with Carriage since September 2007 and has served as our Regional Partner-Central since June 2011 and our Regional Partner-West from 2007 to 2011. Prior to joining Carriage, Mr. Phillips served from 1983 to 2007 in various leadership and operational roles with other public funeral and cemetery service companies. From 1979 to 1983, Mr. Phillips worked for an independent funeral operator. Mr. Phillips is a licensed Funeral Director and Embalmer.
Viki K. Blinderman joined Carriage in May 2002 and was appointed as the Secretary of the Company on May 21, 2015 and Co-Chief Financial Officer on August 4, 2015. Ms. Blinderman has served as our Chief Accounting Officer since September 2012. Ms. Blinderman also served as our Corporate Controller and held several other positions in the Company. Prior to joining Carriage, Ms. Blinderman served as the Chief Financial Officer of a privately-held litigation support and practiced in public accounting. Ms. Blinderman is a CPA and possesses a BBA and a MPA in Accounting from the University of Texas at Austin.
Carl B. Brink joined Carriage in January 2009 and was appointed Principal Financial Officer on May 21, 2015 and Co-Chief Financial Officer on August 4, 2015. Mr. Brink has served as our Treasurer since January 2012. Mr. Brink also served as our Cash Supervisor from January 2009 through January 2012. Prior to joining Carriage, Mr. Brink served as the Cash Manager for International Paper in their Corporate Treasury group from 2006 to 2009. Mr. Brink has a BS in Finance from the University of Tennessee.

COMPENSATION DISCUSSION AND ANALYSIS
Carriage Services’ compensation program for its executive officers is more intrinsically unique to the Company’s identity as driven by our high and trending higher over time sustainable performance. Therefore, the following discussion and analysis section on compensation will read differently from most publicly traded companies. In order to better understand the decisions regarding our executive compensation program, this requires a very brief look back into Carriage Services’ history.
Our Mission Statement states that we are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry, or simply stated as Being The Best, has not changed since its inception in 1991, and neither have our Five Guiding Principles:

•	Honesty, Integrity and Quality in All That We Do

•	Hard work, Pride of Accomplishment, and Shared Success Through Employee Ownership

•	Belief in the Power of People Through Individual Initiative and Teamwork

•	Outstanding Service and Profitability Go hand-in-Hand

•	Growth of the Company Is Driven by Decentralization and Partnership
Carriage Services is on a Good To Great Journey that will never end. What is not explicitly stated is that in order to be great, the journey must be one of learning, adapting to change, and continuous improvement. What we have learned is that from 1991 to 2003, we were not aligned with our own Guiding Principles when we employed a “budget and control” model for operating and consolidating the highly fragmented funeral and cemetery industry under a top-down management structure. Even after implementing a High Performance Standards Operating Model in 2004, our learning journey continued on how to even first become good at operating with High Performance Standards that do not change from year-to-year and are governed by a Standards Council comprised of our best Managing Partners and former owners.
Since Carriage’s “New Beginning” in 2012, our Good To Great Journey of learning and improving continues. Properly aligned, we always find ourselves returning to the Good To Great concepts of “First Who, Then What,” “Right People on the bus in the Right Seats (and the wrong people off the bus),” and the “Flywheel Effect,” as they remind us and reaffirm for us each and every time that the achieved quantitative results are not sustainable without the bedrock establishment of these qualitative Good To Great ideas that are deeply rooted into our High Performance Culture.
Therefore, the Company’s compensation program should also be aligned – beginning with how we think, the unique language we use internally, and leading directly into the actions we take – with our Mission Statement, Five Guiding Principles and Good To Great concepts driving our High Performance Culture. Carriage Services recognizes that it represents a “square peg” in a world of public company “round holes,” but we take pride in our edges. We primarily looked internally to our own historical, trend compensation data versus the corresponding performance in the evolution of the “Right Who’s” in executive and senior leadership from 2012 through 2015, and therefore elected not to utilize an independent, third-party compensation consultant this year.
The key is first accepting and understanding that our High Performance Standards Operating model is leadership-based (as opposed to the management focus required in a top-down, budget and control model). Identifying the “Right Who’s” with 4E Leadership characteristics that fit into Carriage Services’ culture is what drives high and sustainable operating and financial performance. A corresponding compensation plan is then tailored to the “Right Who” and commensurate with the performance proven over time.
Carriage Services has always kept an open door and has openly invited the general investor, investment firms, investment analysts and anyone who wishes to learn more about the Company, both in general and as a long-term value creation investment platform, and to observe the unique and complete transparency of our High Performance Culture.
Context for Compensation Decision-making within Carriage Services
As aforementioned, our compensation program is best understood within the context of our business and leadership strategy and the exceptional return to shareholders achieved in recent years. Over the course of our continuing Good To Great Journey, Carriage has evolved into a “High Performance Culture Company” that just happens to be in the deathcare sector. Our evolution is apparent in the significant improvement in our financial and operating performance since 2012 which has led to a total shareholder return (“TSR”) of 342% over the past four years vs. a 141% TSR among our peer companies. Peer selection is discussed more fully on page 19 of this report. Carriage TSR is also favorable to a broader group of companies as represented by the Russell 3000 index, which Carriage joined in June 2012. The Carriage Services TSR of 342% over the past four years far exceeds the Russell 3000 index TSR of 76% for the comparable period.

Much of our success emanates from being highly selective about leadership of the Company at all levels. We cannot stress enough that high performance quantitative results are not sustainable without establishing the qualitative foundation of the High Performance Culture first. We utilize a 4E Leadership Model (Energy, Energizes Others, Edge, Execute), initially developed by Jack Welch at General Electric, but tailored and evolved specifically to Carriage Services’ needs and culture, to select and continuously assess our leaders. Our compensation practices support and reinforce our ability to attract, retain and motivate these leaders.
4E Leaders have an entrepreneurial, winning, competitive spirit and want to make a difference in Carriage Services’ high performance and reputation within the funeral and cemetery industry. 4E Leaders are motivated by the recognition and rewards related to achievement of our Being The Best High Performance Standards. We expect our leaders to produce superior results and maximize long-term returns to our stockholders. Their compensation can vary based on the Company’s results and their contributions.
2015 Performance Highlights
Our fiscal year 2015 financial and operational results were outstanding, as we achieved record performance in terms of revenue growth, Adjusted Consolidated EBITDA, Adjusted Diluted Earnings per Share and Adjusted Free Cash Flow. For further discussion, see our see our Earnings release discussing 2015 annual results reported on February 16, 2016 as filed on Form 8-K. Highlights of our fiscal year are as follows:
Acquisitions. During 2015, we acquired two funeral home businesses. We acquired a funeral home business in Clarksville, Tennessee in February 2015 and another funeral home business in Wake Forest, North Carolina in November 2015.
Construction of New Funeral Homes. During the year ended December 31, 2015, we completed the construction of and began operating three new funeral homes, two funeral homes in Texas and one funeral home in Florida. The funeral home constructed in Florida previously leased its facility and upon completion, moved operations to the newly constructed facility.
Credit Facility. On May 20, 2015, we entered into a sixth amendment (the “Sixth Amendment”) to our secured bank credit facility with Bank of America, N.A. as administrative agent (the “Credit Agreement”), comprised of a $200 million revolving credit facility and a $125 million term loan (collectively, the “Credit Facility”). The Sixth Amendment provides that, among other things, we may repurchase our common stock so long as at the time of such repurchase there have been no defaults under the Credit Agreement, we have at least $15.0 million of unrestricted cash and undrawn borrowing capacity under the Credit Agreement and the senior leverage ratios is less than 3.25 to 1.00.
On February 9, 2016, we entered into a seventh amendment (the “Seventh Amendment”) to our Credit Facility. The Seventh Amendment resulted in, among other things, (i) reducing our LIBOR based variable interest rate 37.5 basis points, (ii) extending the maturity so that the Credit Agreement will mature at the earlier of (a) any date that is 91 days prior to the maturity of any subordinated debt (including the $143.75 million in principal amount of 2.75% Convertible Subordinated Notes issued on or about March 19, 2014 and due March 15, 2021 or (b) February 9, 2021, (iii) increasing and funding the term loan so that $150 million was outstanding upon the effectiveness of the Seventh Amendment, (iv) reducing the size of the revolver to $150 million, (v) increasing the accordion to $75 million and (vi) updating the amortization payments for the term loan facility with payments beginning with the fiscal quarter ending March 31, 2016 through the fiscal quarter ending December 31, 2020.
Share Repurchase Program. On May 19, 2015, our Board approved a share repurchase program authorizing us to purchase up to an aggregate of $25.0 million of our common stock in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended. On September 28, 2015, our Board authorized additional repurchases of $20.0 million of our common stock bringing the total authorized repurchase amount to $45.0 million. During 2015, we purchased 1,927,665 shares of our common stock for a total cost of $45.0 million, representing the entire authorized repurchase amount, at an average cost of $23.34 per share. Our shares were purchased in the open market or in privately negotiated transactions. Purchases were at times and in amounts as management determined appropriate based on factors such as market conditions, legal requirements and other business considerations. Shares purchased pursuant to the repurchase program are currently held as treasury shares.
Executive Leadership Changes. On May 21, 2015, L. William Heiligbrodt, as a result of his announced retirement as of March 4, 2016 from the Company, resigned as Executive Vice President, Principal Financial Officer and Secretary. Effective May 21, 2015, Carl B. Brink became the Company’s Principal Financial Officer and Viki K. Blinderman became the Company's Secretary. On August 4, 2015, the Board appointed Viki K. Blinderman and Carl B. Brink as Co-Chief Financial Officers.

The following table reflects our 2015 financial performance:

Measure	2015 Result	Change Versus FY 2014

Total Revenue	$242.5 million	7.2% increase

Adjusted Consolidated EBITDA(1)	$71.1 million	15.4% increase

Adjusted Consolidated EBITDA Margin(1)	29.3%	200 basis point increase

Adjusted Diluted EPS(1) (2)	$1.48/share	10.4% increase

Adjusted Free Cash Flow(1)	$43.7 million	13.0% increase

(1)
Adjusted Consolidated EBITDA, Adjusted Consolidated EBITDA Margin, Adjusted Diluted EPS and Adjusted Free Cash Flow are non-GAAP financial measures that management believes are important measures for understanding the Company's overall operational and financial results. For a reconciliation of Adjusted Consolidated EBITDA, Adjusted Consolidated EBITDA Margin, Adjusted Diluted EPS and Adjusted Free Cash Flow, see our Earnings Release discussing 2015 annual results reported on February 16, 2016 as filed on Form 8-K.

Since we launched the Carriage Good To Great Journey at the end of 2011, our performance has been extraordinary and produced market beating shareholder returns as summarized below:

	Carriage Good To Great Journey
	Years Ending December 31
	(in Millions Except Per Share and Percentage Amounts)					CAGR
	2011	2012	2013	2014	2015	%

Total Revenue	$182.3	$198.2	$213.1	$226.1	$242.5	7.4%

Adjusted Consolidated EBITDA	$48.6	$52.6	$56.0	$61.7	$71.1	10.0%

Adjusted Consolidated EBITDA Margin	26.6%	26.5%	26.3%	27.3%	29.3%

Adjusted Diluted Earnings Per Share	$0.64	$0.80	$0.98	$ 1.24(1)	$1.48	23.3%

Adjusted Free Cash Flow	$29.1	$22.9	$36.2	$38.6	$43.7	10.7%

Share Price at December 31	$5.60	$11.87	$19.53	$20.95	$24.10	44.0%

(1) Adjusted for one time tax benefit of 10 cents per share
Consideration of Previous Shareholder Advisory Vote
At our 2015 Annual Meeting of Stockholders, held on May 19, 2015, management’s proposal to ratify our Named Executive Officer compensation programs for 2014 narrowly failed to pass, with 49% of all votes cast supporting it.
In 2015, we have taken a number of steps to resolve stockholder concerns, including:

1.
We added to our Ten Year Vision this past year a third element related to long-term shareholder value creation to become recognized by institutional investors and those in our industry as a superior Consolidation, Operating and Value Creation Investment Platform by consistently allocating our precious capital, especially our growing Free Cash Flow, with disciplined savviness and flexibility among various investment options so as to maximize the intrinsic value of Carriage per share over the next ten years.

2.	Our Chairman and CEO and our Co-CFOs continue to conduct stockholder outreach efforts with stockholders in several private meetings and conferences.

3.	We adopted executive stock ownership guidelines that further align the interests of our leadership with shareholder interests.

4.	We adopted a clawback policy, designed to recoup any compensation improperly paid prior to an accounting restatement.

5.
We learned that our stockholders did not favorably view the acceleration of the Good to Great Payout in early 2014 and adjusted our compensation practices in an effort to avoid those types of situations in the future.

6.	We drafted this Compensation Discussion and Analysis to better explain the quantitative measures included in our Incentive Plan as it relates to the uniqueness of our Company culture.

7.	We have not requested additional shares for use in our long-term incentive plans.
While the stockholder vote to ratify our executive compensation is non-binding and advisory, we will continue to strive to understand and respond to stockholder feedback. However, we also invite and encourage our stockholders to learn more about what makes Carriage Services and its High Performance Culture so unique and transparent in its culture, practices and operations.
Compensation Philosophy and Practices
Our executive compensation program is designed to attract, motivate and retain talented executives so that we can produce superior total shareholder returns over the long-term. Overall, we believe our executive compensation programs align our executive pay with Company performance and support our short and long-term business objectives. The Compensation Committee consists entirely of independent Board members and is responsible for the approval and oversight of compensation and benefit plans and employment agreements affecting Carriage Services’ executive officers.
The Committee reviews its compensation philosophy annually, including determining whether this philosophy supports our business objectives and is consistent with the Committee’s charter.
In 2015, the Compensation Committee continued to implement our executive compensation philosophy (the “Philosophy”), which was developed to formalize the strategy behind our executive compensation practices and to serve as an on-going reference point for executive compensation decisions. The Philosophy has been developed based on our Being The Best Mission Statement and Five Guiding Principles and may be summarized in this manner:

•
to attract, motivate, and retain exceptional 4E Leadership talent that are also a cultural fit (“First Who”) in order to lead value creation strategies such as sustainably increasing revenue, growth and profitability that leads to total shareholder returns (“Then What”);

•	to outline the transparency between pay, commensurate with individual and team contribution, and our annual and long-term Company performance;

•	to reward and reinvest in 4E Leadership that has established a proven record of success over time; and

•	to align senior leadership interests with what is best for the Company and thus, what is best for our stockholders over time.

In addition, the Philosophy outlines compensation practices (See “What We Do” and “What We Do Not Do” below), specifies compensation elements, defines the purpose of each element and expresses the target positioning of compensation levels that we desire to achieve over time.
What We Do
Pay for Performance

•	A significant portion of executive compensation is performance-based and is tied to our financial performance and/or the performance of our stock price over the intermediate to long-term period.
Mitigate Risk

•
Carriage Services is principle-based in its unwavering beliefs and every day practices as reflected in our Five Guiding Principles. Our first Guiding Principle of “Honesty, Integrity and Quality in all that we do” requires that we hire and hold all employees, at all levels, accountable to this first Guiding Principle (as well as the other four Guiding Principles) at all times.

•	We have share ownership and trading guidelines for officers.

•	We have anti-hedging provisions as part of our insider trading policy, prohibiting our officers from hedging the risk of stock ownership by purchasing, selling or writing options on Company stock.

•	We have clawback provisions that permit the Board to pursue recovery of incentive payments if the payment would have been lower based on restated financial results.

•	We have double-trigger vesting of equity awards upon change in control.

•	We have very limited executive perquisites.

•
We primarily began utilizing internal, historical trend compensation data over four full years as compared to individual and Company performance measures when making compensation decisions which are grounded in our belief of continued investment in the “Right Who’s” over time. We consider peer group market data merely as a benchmark.

Manage Dilution

•
We regularly evaluate share utilization levels within our long-term incentive plans. By reviewing overhang levels and run rates, we manage the dilutive impact of stock-based compensation to appropriate levels.

What We Do Not Do

•	No supplemental retirement plans.

•	No repricing of underwater stock options.

•	No grants below 100% of fair market value.

•	No inclusion of long-term incentive awards in cash severance calculations.

•	No excise tax gross-ups upon change in control.
Elements of Compensation
Each element of our executive compensation program for Named Executive Officers has been designed to align with our Philosophy and desire to attract, retain, motivate and reward leaders consistently with our 4E Leadership Model.
In our Philosophy, which first begins with our belief in the Good To Great concept of “First Who, Then What,” we define the “Right Who” to be someone who inherently “already possesses 4E Leadership characteristics as a starting point and that believes in and is completely aligned with our Mission Statement and Five Guiding Principles. In this 4E leader’s continued learning journey with Carriage Services, these beliefs are then translated into a consistent high performance way of thinking and ultimately, consistent high performance way of executing that is then assessed and measured through the individual and team contribution to the shared success and continuously improving and consistent performance of the Company over time.
A significant portion of the 2015 compensation of our Named Executive Officers is considered at-risk and was directly affected by our financial results and stock price, both in the amount of total cash compensation earned and the value of outstanding long-term equity awards. For 2015, compensation designed for our executive officers consisted of:

Pay Element	Purpose
Base Salary	Provide competitive base pay to hire and retain key talent, the “Right Who’s,” with the desired 4E Leadership qualities.
Short-Term Incentives
Provide market competitive cash incentive opportunities that will motivate our executives to achieve and exceed corporate financial goals that support our Being The Best High Performance Standards. For Mr. Payne and Mr. DeCarlo, these awards are conditioned upon achieving objective performance targets.

Long-Term Incentives
Provide market competitive equity award opportunities that will align executive interests with our stockholders, allow executives to build share ownership and encourage retention of executives who enhance our High Performance Culture consistent with our Good To Great Journey.

In addition, we offer the same group health and welfare benefit programs and tax-qualified retirement plans that are available to all of our employees, except that our Named Executive Officers cannot participate in our Employee Stock Purchase Program.
In order to attract, motivate, retain and reward our entrepreneurial 4E Leaders, the Company aligns compensation with actual Company and team performance contributions while utilizing market competitive levels only as a guideline for each element of compensation.

Management’s Role in Determining Executive Compensation
Our Compensation Committee has final approval regarding recommendations of executive officer compensation. Mr. Payne’s role as our Chairman of the Board and Chief Executive Officer in determining executive compensation is to make compensation recommendations for those other than himself based on his assessment of the individual performance of each executive officer in relation to our overall Company performance. Management’s role in determining executive compensation includes:

•
developing, summarizing and presenting information and analyses to enable our Compensation Committee to execute its responsibilities, as well as addressing specific requests for information from our Compensation Committee;

•	attending our Compensation Committee’s meetings as requested in order to provide information, respond to questions and otherwise assist our Compensation Committee;

•
developing recommendations for individual executive officer bonus plans for consideration by our Compensation Committee and reporting to our Compensation Committee regarding achievement against the cash incentive bonus plans; and

•	preparing long-term incentive award recommendations for our Compensation Committee’s approval.
Compensation Evaluation Process
Given our unique organizational culture and the particular sector in which we belong, there are few direct, public company peers or few highly correlated job matches among any potential proxy peers. In the past, it had been our practice to review market compensation and peer group data annually and to combine the results of the market analysis with our review of the roles and responsibilities of each of our executive positions in order to determine competitive pay levels for each Named Executive Officer of the Company.
In the first half of 2015, senior leadership actively restructured itself along with functional Houston Support reporting responsibilities. These events allowed for management to further learn and approach the Company’s corresponding compensation program with a fresh perspective.
In 2015, the Compensation Committee did not engage an independent, third party compensation consultant. However, the Committee retains the right to hire a compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate its engagement. Instead, we augmented our 4E talent internally by hiring an experienced and seasoned Director of Compensation & Benefits to work with senior leadership and the Committee on a compensation program that is aligned with and tailored to the uniqueness of Carriage Services’ High Performance Culture.
We began with a re-examination into the same market analysis and peer group data that had been provided by Paradox Compensation Advisors (“Paradox”) from the prior year. Details about Paradox’s findings, peer group determinations, and analyses may be referenced in our 2014 Proxy Statement. In our consideration of this market data however, we believe that this market data provided only some roughly right guidelines and was not primarily utilized to achieve our targets due to our culture’s uniqueness in the deathcare sector or industry.
To further our own learning and understanding of how to better approach a simple and transparent compensation plan that was appropriate and commensurate with our own identity of high performance, we reviewed internal, historical compensation trend data for executive and senior leadership over four full years, from 2012 through 2015, as compared to the performance of the Company in each of these corresponding years. This introspective analysis confirmed that our beliefs in Good To Great concepts such as “First Who, Then What,” “Right People in the Right Seats on the bus,” and the “Flywheel Effect” were being fully and consistently practiced and were evolutionary from 2012 through 2015. The results were that our executive and senior leadership team, known as the Operational Strategic Growth & Leadership Team (OSGLT), became smaller during this time, but improved in its leadership and qualitative effectiveness which we believe had a direct correlation with the Company’s continuously improving quantitative performance results over this same time period.
Our internal analysis and recommendations, along with published executive compensation data from some of our sector peers such as SCI and Matthews International Corporation, was then presented to the Compensation Committee for review and approval.

Performance-based Compensation
Carriage maintains compensation programs in full alignment with our High Performance Culture. We regularly review how our levels of compensation align with performance and how our mix of pay (base salary versus annual cash incentives and long-term incentives) will allow us to attract and retain 4E Leaders, while motivating these leaders to execute upon both annual and long-term goals.
The chart below shows the four-year trend between our CEO’s compensation and TSR:

As the graph displays, $100 invested in our Common Stock on December 31, 2011 grew to $430 by the end of fiscal year 2015, which constitutes a 342% total return.
The table below depicts 2015 mix of total direct compensation (base salary, cash incentive bonus and long-term equity-based incentives) for our CEO and Chairman and other Named Executive Officers as a whole.
Total Direct Compensation

Base Salaries
The base salary for each of our executive officers is determined on an individual basis, taking into account such factors as the duties, experience and levels of responsibility of the executive. Base salaries for our Named Executive Officers, are evaluated annually and adjustments are approved by our Compensation Committee based on its evaluation of individual performance.
Our Compensation Committee made the following changes to the annual base salaries of our Named Executive Officers during 2015:

Named Executive Officers	2014	2015
Melvin C. Payne	$625,000	$645,000
David J. DeCarlo	$545,000	$560,000
L. William Heiligbrodt	$545,000	$560,000
Mark R. Bruce	$280,000	$290,000
Paul D. Elliott	$260,000	$275,000
Shawn R. Phillips	$250,000	$270,000
Viki K. Blinderman	$230,000	$240,000
Carl B. Brink	$150,000	$170,000
Annual Cash Incentive Bonuses
The annual cash bonus for Messrs. Payne, DeCarlo and Heiligbrodt is generally based upon achievement of specific performance targets, with our Board and our Compensation Committee retaining discretion to increase or decrease the payout.
These Employment Agreements also provide annual incentive targets for these Named Executive Officers:

	Target Payout (% of Base Salary)
	Threshold	Target	Maximum
Melvin C. Payne	45%	90%	180%
David J. DeCarlo	40%	80%	160%
L. William Heiligbrodt	40%	80%	160%
The annual cash incentive bonus for performance during fiscal year 2015 for Messrs. Payne and DeCarlo was based upon previously established quantitative and qualitative performance metrics determined by our Compensation Committee in February 2015. The target quantitative metrics are Adjusted Basic EPS (weighted 40%) of $1.55 per share and Adjusted Consolidated EBITDA Margin (weighted 40%) of 27.8%. The qualitative measures (weighted 20%) include executive team self-assessments regarding team cohesion and collaboration.  The actual achieved metric during 2015 was Adjusted Basic EPS of $1.52 per share and Adjusted Consolidated EBITDA Margin of 29.3%. Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures and addressed fully in our Earnings Release reported on February 16, 2016 as filed on Form 8-K.
Mr. Payne recommended a reduced annual cash incentive payout for himself citing the underperformance of the trust fund and especially when compared to the record performance of the Company as a whole. The Compensation Committee reviewed management’s recommendations and agreed with their proposal. The Compensation Committee approved annual cash incentives for 2015 for Mr. Payne at the recommended reduced amount and Mr. DeCarlo at approximately 100% of his respective achieved value. At the discretion of the Compensation Committee along with agreement from the Board, it was determined that Mr. Heiligbrodt would not receive a cash incentive bonus for 2015 after review of his Employment Agreement.
The 2015 cash incentive bonus for Messrs. Bruce, Elliott, Phillips, Brink and Ms. Blinderman was determined based upon a previously established bonus target as a percentage of base salary in addition to individual contribution and Company financial and operational performance results during 2015. The Compensation Committee approved annual cash incentives for 2015 for these individuals.

2015 Annual Cash Incentive Bonuses
The table below sets forth the 2015 base salary for Messrs. Payne, DeCarlo and Heiligbrodt, the threshold, target and maximum and actual incentive bonus payments for each of Messrs. Payne, DeCarlo and Heiligbrodt during 2015.

Named Executive Officers	Annual Base Salary	Threshold(1)	Target(1)	Maximum(1)	Calculated Bonus(2)	Individual 2015 Bonus Paid(3)
Melvin C. Payne	$645,000	$290,250	$580,500	$1,000,000	$551,162	$450,000
David J. DeCarlo	$560,000	$224,000	$448,000	$896,000	$425,358	$425,000
L. William Heiligbrodt(4)	$560,000	$224,000	$448,000	$896,000	n/a	n/a

(1)
Refer to “Employment Agreements” section within the Compensation Discussion and Analysis above for respective percentages of base salary payable to Messrs. Payne, DeCarlo and Heiligbrodt under their Employment Agreements at threshold, target and maximum performance levels. Maximum is subject to a maximum payout of $1,000,000 pursuant to the terms of our Second Amended and Restated 2006 Long-Term Incentive Plan.

(2)	Amount is based on the actual quantitative and qualitative performance metrics that was achieved for Messrs. Payne and DeCarlo.

(3)	Actual cash incentive bonus paid in 2016 for performance in 2015.

(4)	At the discretion of the Compensation Committee, no bonus was paid to Mr. Heiligbrodt.
The table below sets forth the 2015 base salary, the incentive bonus targets and the actual incentive bonus payments, and as a percentage of base salary, for Messrs. Bruce, Elliott, Phillips, Brink and Ms. Blinderman during 2015.

			Individual 2015 Bonus Paid(2)
Named Executive Officers	Annual Base Salary	Target(1)	Amount Paid	% of Salary
Mark R. Bruce	$290,000	50%	$145,000	50%
Paul D. Elliott	$275,000	50%	$140,000	51%
Shawn R. Phillips	$270,000	50%	$135,000	50%
Viki K. Blinderman	$240,000	45%	$110,000	46%
Carl B. Brink	$170,000	35%	$80,000	47%

(1)	Target is based on a percentage of base salary in effect in 2015.

(2)	Actual cash incentive bonus paid in 2016 for performance in 2015.
Long-Term Equity-Based Incentives
Long-Term Incentive Plan
We maintain the Carriage Services, Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”), pursuant to which we have previously granted our Named Executive Officers restricted stock, stock options, cash-based performance units and performance-based stock awards.
Annual Long-Term Incentive Grants
Restricted stock and stock options are awarded by our Compensation Committee after consideration of each individual's performance toward our recent goals, as well as expected contributions to our long-term success. Outstanding restricted stock awards to our Named Executive Officers vest at either 33 1/3% or 25% annually beginning one year after the date the award is granted, as established for each grant by the Compensation Committee. Outstanding stock options to our Named Executive Officers vest in 33 1/3% increments over a three year period and expire after five to ten years, as established for each grant by the Compensation Committee. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates; expected dividend yield for each year; expected termination rate; expected lives; and expected volatility. Our Compensation Committee believes that these forms of equity ownership help align the executive’s interests closely with those of our stockholders and incentivize our executives to contribute to the long-term growth and success of Carriage.
On February 24, 2015, our Named Executive Officers were granted stock options under the 2006 LTIP. The stock option awards vest 33 1/3% over three years on February 24, 2016, February 24, 2017 and February 24, 2018 and have a five-year term. The exercise price of the option awards was the close price on February 24, 2015, which was $22.58. The option value used was

$5.64. More detailed information regarding the stock option awards is set forth in Note 18, Stockholder's Equity, to the Consolidated Financial Statements in our 2015 Annual Report on Form 10-K.
The following table sets forth information regarding the long-term incentive grant of stock options to our Named Executive Officers in 2015:

Name	Stock Options
Melvin C. Payne	100,000
David J. DeCarlo	100,000
L. William Heiligbrodt	100,000
Mark R. Bruce	40,000
Paul D. Elliott	38,000
Shawn R. Phillips	35,000
Viki K. Blinderman	25,000
Carl B. Brink	22,000

2016 Compensation
The 2016 compensation decisions for Messrs. Payne, DeCarlo, Bruce, Elliott, Phillips, Brink and Ms. Blinderman were made primarily by taking into account the Philosophy and our internal compensation historical trend data, as further discussed in our “Compensation Discussion and Analysis” section above. Target amounts for the annual cash incentive bonuses and long-term incentive grants are used as guidelines and may not ultimately be indicative of actual payout or grant value.
2016 Base Salaries
Our Compensation Committee made the following changes to the annual base salaries of our Named Executive Officers during 2016:

Named Executive Officers	2016 Annual Base Salary
Melvin C. Payne	$670,000
David J. DeCarlo	$580,000
Mark R. Bruce	$310,000
Paul D. Elliott	$290,000
Shawn R. Phillips	$280,000
Viki K. Blinderman	$250,000
Carl B. Brink	$210,000
2016 Annual Cash Incentive Bonuses
Our Compensation Committee has established quantitative and qualitative performance metrics for purposes of 2016 annual cash incentive bonuses for Messrs. Payne and DeCarlo. The quantitative metrics are Adjusted Basic EPS (weighted 40%) of $1.70 per share and Adjusted Consolidated EBITDA Margin (weighted 40%) of 29.0%.  The qualitative measures (weighted 20%) include executive team self-assessments of team cohesion and collaboration.
The table below sets forth the 2016 base salary for Messrs. Payne and DeCarlo, the threshold, target and maximum annual cash incentive bonus proposed for 2016.

Named Executive Officers	Annual Base Salary	Threshold(1)	Target(1)	Maximum(1)
Melvin C. Payne	$670,000	$301,500	$603,000	$1,000,000
David J. DeCarlo	$580,000	$232,000	$464,000	$928,000

(1)
Refer to “Employment Agreements” section within the Compensation Discussion and Analysis above for respective percentages of base salary payable to Messrs. Payne and DeCarlo under their Employment Agreements at threshold, target and maximum performance levels. Maximum is subject to a maximum payout of $1,000,000 pursuant to the terms of our Second Amended and Restated 2006 Long-Term Incentive Plan.

The table below sets forth the 2016 base salary and annual cash incentive bonus targets for Messrs. Bruce, Elliott, Phillips, Brink and Ms. Blinderman.

	2016 Annual Base Salary	2016 Annual Cash Incentive Bonus Target
Named Executive Officers		% of base salary	Target amount
Mark R. Bruce	$310,000	50%	$155,000
Paul D. Elliott	$290,000	50%	$145,000
Shawn R. Phillips	$280,000	50%	$140,000
Viki K. Blinderman	$250,000	40%	$100,000
Carl B. Brink	$210,000	40%	$84,000

2016 Long-Term Incentive Grants
Our Compensation Committee has established 2016 long term incentive targets for our Named Executive Officers, as shown in the table below.

	2016 Annual Base Salary	2016 Annual Long-Term Incentive Target
Named Executive Officers		% of base salary	Target amount
Melvin C. Payne	$670,000	110%	$737,000
David J. DeCarlo	$580,000	100%	$580,000
Mark R. Bruce	$310,000	75%	$232,500
Paul D. Elliott	$290,000	75%	$217,500
Shawn R. Phillips	$280,000	75%	$210,000
Viki K. Blinderman	$250,000	60%	$150,000
Carl B. Brink	$210,000	60%	$126,000
Severance Benefits
Certain of our Named Executive Officers are party to an employment agreement with us pursuant to which he will be entitled to severance payments upon his termination without cause during the term of the agreement (or his resignation for “good reason” during the twenty-four month period following a “corporate change,” as defined in the respective employment agreements). For a further description of the severance benefits payable under these agreements, see “Executive Compensation-Potential Payments Upon Termination or Change-in-Control” below.
Other Benefits and Perquisites
We sponsor a defined contribution 401(k) plan under which we match 100% of elective deferrals with respect to the first one percent of the participant's eligible compensation and 50% with respect to the next five percent of the participant's eligible compensation. Additionally, we sponsor an Employee Stock Purchase Plan that provides the participants the ability to purchase Common Stock at the lower of the grant date fair value or the purchase date fair value with a discount of 15%. Our health and related plans include medical, dental, life and disability coverage. The benefits provided to our Named Executive Officers are offered through broad-based plans applicable to all employees, except that our Named Executive Officers cannot participate in our Employee Stock Purchase Program. Mr. Payne, our Chief Executive Officer is reimbursed annually for life insurance premiums of up to $25,000 and for executive physical and club dues, the combined cost of which totaled $27,150 in 2015. In addition, we paid $37,790 in rental fees for a residence that Mr. DeCarlo, our President, occupied in 2015 and other benefits totaling $3,862. Otherwise, we provide no other perquisites to any of our Named Executive Officers.
Executive Compensation Policies and Practices as they relate to our Risk Management
Our Compensation Committee reviews annually the principal components of executive compensation. Our Compensation Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures that promote long-term value creation per share. As a result, our Compensation Committee has made a determination that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits our ability to take a federal income tax deduction for compensation paid to our Chief Executive Officer and the next three most highly compensated executive officers other than our principal financial officer, except for qualified performance-based compensation. Our Compensation Committee does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes.
We recognize compensation expense in an amount equal to the fair value of the share-based awards over the period of vesting. Fair value is determined on the date of the grant. The fair value of options or awards containing options is determined using the Black–Scholes valuation model.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2015, Messrs. Scott, Patteson, Fingerhut and Leibman served on our Compensation Committee. None of Messrs. Scott, Patteson, Fingerhut or Leibman has at any time been an officer or employee of our company nor had any substantial business dealings with us. None of our named executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors of Carriage Services, Inc. has reviewed and discussed Carriage Services, Inc.’s Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors of Carriage Services, Inc. that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Compensation Committee
Richard W. Scott, Chairman
Barry K. Fingerhut
Donald D. Patteson, Jr.
Bryan D. Leibman

April 5, 2016

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the compensation for the fiscal years ended December 31, 2015, 2014 and 2013, with respect to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Melvin C. Payne	2015	$645,000	$450,000	$—	$563,810	$37,183(2)	$1,695,993
Chief Executive Officer and	2014	$625,000	$563,000	$1,021,000	$520,110	$4,051,791	$6,780,901
Chairman of the Board	2013	$625,025	$—	$—	$403,990	$52,227	$1,081,242
David J. DeCarlo	2015	$560,000	$425,000	$—	$563,810	$57,320(3)	$1,606,130
President and Vice Chairman of the Board	2014	$545,000	$436,000	$2,042,000	$520,110	$40,729	$3,583,839
	2013	$—	$—	$—	$—	$—	$—
L. William Heiligbrodt	2015	$560,000	$—	$—	$563,810	$—	$1,123,810
Executive Vice President and Secretary(4)	2014	$545,000	$436,000	$1,021,000	$520,110	$4,200,000	$6,722,110
	2013	$543,500	$—	$—	$403,990	$—	$947,490
Mark R. Bruce	2015	$290,000	$145,000	$—	$225,524	$—	$660,524
Regional Partner	2014	$280,000	$105,000	$—	$206,084	$813,892	$1,404,976
	2013	$260,000	$104,000	$—	$121,197	$—	$485,197
Paul D. Elliott	2015	$275,000	$140,000	$—	$214,248	$—	$629,248
Regional Partner	2014	$260,000	$104,000	$—	$180,324	$477,000	$1,021,324
	2013	$250,000	$75,000	$—	$121,197	$11,117	$457,314
Shawn R. Phillips	2015	$270,000	$135,000	$—	$197,334	$—	$602,334
Regional Partner	2014	$250,000	$100,000	$—	$154,563	$520,923	$1,025,486
	2013	$240,000	$60,000	$—	$100,998	$—	$400,998
Viki K. Blinderman	2015	$240,000	$110,000	$—	$140,952	$—	$490,952
Co-Chief Financial Officer,	2014	$230,000	$78,000	$—	$128,803	$250,000	$686,803
Chief Accounting Officer and Secretary	2013	$230,000	$64,400	$—	$60,599	$—	$354,999
Carl B. Brink	2015	$170,000	$80,000	$—	$124,038	$—	$374,038
Co-Chief Financial Officer and Treasurer	2014	$150,000	$42,000	$—	$92,738	$300,000	$584,738
	2013	$150,000	$40,000	$—	$60,599	$—	$250,599

(1)
Reflects the grant date fair value of the options granted in the respective fiscal year, computed in accordance with FASB ASC Topic 718. The value of the stock options granted during 2015 was $5.64 per share calculated using the Black–Scholes pricing method on February 24, 2015, the date of grant. The assumptions made in the valuation of these awards are set forth in Note 18, Stockholder’s Equity, to the Consolidated Financial Statements in our 2015 Annual Report on Form 10-K.

(2)
Reflects reimbursement of life insurance premiums for Mr. Payne where Carriage was not named the beneficiary totaling $25,000, reimbursement of club dues totaling $2,150, fringe benefits of $4,793, 401(k) matching contributions totaling $3,365 and $1,875 of dividends on unvested restricted stock.

(3)
Reflects fringe benefits of $6,505, 401(k) matching contributions of $9,275, dividends on unvested restricted stock of $3,750 and $37,790 in rental fees for a condo that Mr. DeCarlo occupies paid for by the Company.

(4)
On May 21, 2015, L. William Heiligbrodt, as a result of his announced retirement as of March 4, 2016 from the Company, resigned as Executive Vice President, Principal Financial Officer and Secretary. Effective May 21, 2015, Carl B. Brink became the Company’s Principal Financial Officer and Viki K. Blinderman became the Company's Secretary.

Grants of Plan-Based Awards in 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum ($)
Melvin C. Payne	2/24/2015	—	—	—	—	—	—	—	100,000	$22.58	$563,810
David J. DeCarlo	2/24/2015							—	100,000	$22.58	$563,810
L. William Heiligbrodt	2/24/2015	—	—	—	—	—	—	—	100,000	$22.58	$563,810
Mark R. Bruce	2/24/2015	—	—	—	—	—	—	—	40,000	$22.58	$225,524
Paul D. Elliott	2/24/2015	—	—	—	—	—	—	—	38,000	$22.58	$214,248
Shawn R. Phillips	2/24/2015	—	—	—	—	—	—	—	35,000	$22.58	$197,334
Viki K. Blinderman	2/24/2015	—	—	—	—	—	—	—	25,000	$22.58	$140,952
Carl B. Brink	2/24/2015	—	—	—	—	—	—	—	22,000	$22.58	$124,038

(1)
These are stock options that vest over three years. Grant date fair value for the stock options is the number of options, multiplied by the option value on the grant date (calculated in accordance with FASB ASC 718), which was $5.64 per share on February 24, 2015, the date of grant. The assumptions made in the valuation of these awards are set forth in Note 18, Stockholder's Equity, to the Consolidated Financial Statements in our 2015 Annual Report on Form 10-K.

Employment Agreements
During 2015, Messrs. Payne, DeCarlo and Heiligbrodt were party to an employment agreement (collectively, the “Employment Agreements”) with us that generally governed the terms of their employment. These Employment Agreements generally establish, among other things, (a) a minimum base salary, (b) target bonus payouts (expressed as a percentage of base salary), and (c) post-termination payments in certain scenarios. In addition, Messrs. Bruce, Elliot and Phillips are each party to an employment agreement which establishes, among other things, (a) a minimum base salary for each individual and (b) post-termination payments in certain scenarios. Mr. Brink and Ms. Blinderman are not party to an employment agreement. For a description of the post-termination benefits provided for under the Agreements and the Employment Agreements, see “Executive Compensation-Potential Payments Upon Termination or Change-in-Control”, further discussed herein.
Long-Term Incentive Plan
We maintain the 2006 LTIP, pursuant to which during 2015 we granted our Named Executive Officers stock options.

Outstanding Equity Awards at Fiscal Year-End
Awards Outstanding at December 31, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- Exercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested(3)
Melvin C. Payne	27,419	—	—	$5.70	2/28/2021	37,500	$903,750
	66,666	33,334	—	$16.73	5/22/2018	—	—
	33,334	66,666	—	$20.49	3/3/2019	—	—
	—	100,000	—	$22.58	2/24/2022	—	—
David J. DeCarlo	33,334	66,666	—	$20.49	3/3/2019	75,000	$1,807,500
	—	100,000	—	$22.58	2/24/2022	—	—
L. William Heiligbrodt	66,666	33,334	—	$16.73	5/22/2018	37,500	$903,750
	33,334	66,666	—	$20.49	3/3/2019	—	—
	—	100,000	—	$22.58	2/24/2022	—	—
Mark R. Bruce	17,530	—	—	$4.78	5/18/2020	—	—
	17,913	—	—	$5.70	2/28/2021	—	—
	26,289	—	—	$5.94	3/5/2022	—	—
	20,000	10,000	—	$16.73	5/22/2018	—	—
	13,334	26,666	—	$20.26	2/25/2019	—	—
	—	40,000	—	$22.58	2/24/2022	—	—
Paul D.Elliott	20,000	10,000	—	$16.73	5/22/2018	—	—
	11,666	23,334	—	$20.26	2/25/2019	—	—
	—	38,000	—	$22.58	2/24/2022	—	—
Shawn R. Phillips	19,283	—	—	$4.78	5/18/2020	—	—
	17,913	—	—	$5.70	2/28/2021	—	—
	22,674	—	—	$5.94	3/5/2022	—	—
	16,666	8,334	—	$16.73	5/22/2018	—	—
	10,000	20,000	—	$20.26	2/25/2019	—	—
	—	35,000	—	$22.58	2/24/2022	—	—
Viki K. Blinderman	10,000	5,000	—	$16.73	5/22/2018	—	—
	8,334	16,666	—	$20.26	2/25/2019	—	—
	—	25,000	—	$22.58	2/24/2022	—	—
Carl B. Brink	5,000	5,000	—	$16.73	5/22/2018	—	—
	—	12,000	—	$20.26	2/25/2019	—	—
	—	22,000	—	$22.58	2/24/2022	—	—

(1)
The unexercisable stock options expiring May 22, 2018 vest in full on May 22, 2016, the unexercisable stock options expiring March 3, 2019 vest one third on March 3, 2016 and March 3, 2017, the unexercisable stock options expiring February 25, 2019 vest one third on February 25, 2016 and February 25, 2017, the unexercisable stock options expiring February 24, 2022 vest one third each on February 24, 2016, February 24, 2017 and February 24, 2018.

(2)	The shares of restricted stock vest on the following dates:

	Mr. Payne	Mr. DeCarlo	Mr. Heiligbrodt
3/3/2016	12,500	25,000	12,500
3/3/2017	12,500	25,000	12,500
3/3/2018	12,500	25,000	12,500
	37,500	75,000	37,500

(3)	Calculated using the closing price of our Common Stock on December 31, 2015, which was $24.10 per share.

Option Exercises and Stock Vested During 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Melvin C. Payne	27,692(1)	$668,240	44,767	$1,065,088
David J. DeCarlo	—	—	25,000	$596,750
L. William Heiligbrodt	—	—	37,753	$897,664
Mark R. Bruce	—	—	3,367	$80,370
Paul D. Elliott	—	—	4,000	$92,760
Shawn R. Phillips	—	—	2,904	$69,318
Viki K. Blinderman	—	—	1,667	$39,791
Carl B. Brink	2,338(2)	$67,150	1,000	$23,870

(1)	Mr. Payne exercised 35,200 options on November 6, 2015 and surrendered 7,508 already-owned shares to cover payment of the option exercise price.

(2)	Mr. Brink exercised 11,000 options on March 26, 2015 and surrendered 8,662 options to cover payment of the option exercise price and taxes.

(3)	Includes vested shares withheld to pay taxes as follows:

	Mr. Payne		Mr. DeCarlo		Mr. Heiligbrodt		Mr. Bruce
	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes
3/3/2015	12,500	5,143	—	—	12,500	5,143	—	—
3/5/2015	32,267	13,438	25,000	10,389	25,253	10,494	3,367	1,294
Total	44,767	18,581	25,000	10,389	37,753	15,637	3,367	1,294

	Mr. Elliott		Mr. Phillips		Ms. Blinderman		Mr. Brink
	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes	Acquired Shares	Shares Withheld For Taxes
3/5/2015	—	—	2,904	1,270	1,667	613	1,000	396
8/31/2015	4,000	1,572	—	—	—	—	—	—
Total	4,000	1,572	2,904	1,270	1,667	613	1,000	396

(4)	Value realized on vesting is calculated using the average of the high and low market price on the date that the shares vested.
Pension Benefits
We do not sponsor a pension plan.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
We do not sponsor any nonqualified defined contribution or other nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control
The following table sets forth the amounts that would have been payable to certain of our Named Executive Officers under the scenarios for death, disability, retirement, termination without cause or good reason or a corporate change had such scenarios occurred on December 31, 2015. This table does not include accrued vacation. Amounts reported with respect to equity-based awards are reported assuming the closing price of our Common Stock on December 31, 2015 of $24.10 per share.

Event	Melvin C. Payne	David J. DeCarlo	L. William Heiligbrodt	Mark R. Bruce	Paul D. Elliott	Shawn R. Phillips
Death, Disability or Retirement
Annual incentive award(1)	$580,500	$448,000	$—	$145,000	$137,500	$135,000
Equity awards(2)	1,542,086	2,220,164	939,586	318,042	317,463	261,408
Consulting and non-compete payments(3)	—	—	1,548,000	—	—	—
Total	$2,122,586	$2,668,164	$2,487,586	$463,042	$454,963	$396,408
Termination without cause (without a Corporate Change)
Cash severance(4)	$1,875,500	$1,288,000	$—	$435,000	$412,500	$405,000
Benefit continuation(5)	72,477	1,360	—	35,544	36,238	34,802
Annual incentive award(6)	—	—	—	145,000	137,500	135,000
Total	$1,947,977	$1,289,360	$—	$615,544	$586,238	$574,802
Corporate Change (without termination of employment)
Equity awards(7)	$903,750	$1,807,500	$—	$81,145	$96,400	$69,986
Total	$903,750	$1,807,500	$—	$81,145	$96,400	$69,986
Termination following a Corporate Change
Cash severance(8)	$3,676,500	$3,024,000	$—	$435,000	$412,500	$405,000
Benefit continuation(9)	72,477	2,719	—	71,088	72,477	69,604
Annual incentive award(10)	—	—	—	145,000	137,500	135,000
Equity awards(11)	1,542,086	2,200,164	—	318,042	317,463	261,408
Total	$5,291,063	$5,226,883	$—	$969,130	$939,940	$871,012

(1)
Reflects pro rata payment of annual bonus (determined at the target level of performance for Messrs. Payne and DeCarlo and at actual performance for Messrs. Bruce, Elliot and Phillips) pursuant to the terms of their employment agreements in effect on December 31, 2015. These amounts are not payable upon retirement. The amounts reflected above represent 100% of the target or actual bonus payout (as applicable) due to the assumption that such Named Executive Officer's employment terminated on the last day of the year.

(2)
Reflects accelerated vesting of options and shares of restricted stock pursuant to the terms of employment agreements in effect on December 31, 2015 and related award agreements. Only Mr. Heiligbrodt is entitled to accelerated vesting of options upon retirement.

(3)
On May 21, 2015, L. William Heiligbrodt, as a result of his announced retirement as of March 4, 2016 from the Company, resigned as Executive Vice President, Principal Financial Officer and Secretary. Amounts reflect payments in connection with a consulting agreement between Mr. Heiligbrodt and Carriage that includes (1) a 24-month term commencing on the effective date of the termination of his employment with Carriage, (2) a consulting fee of $25,000 per complete calendar month during the term of the consulting agreement and (3) during the five-year period following the termination of his employment with Carriage, non-compete payments at the rate of $15,000 per calendar month and reimbursement of up to $800 per month of premiums he pays to obtain health care coverage under an individual health insurance policy. In the event of his death, Mr. Heiligbrodt’s estate will also be entitled to all payments he would have received under his consulting agreement which will be paid at the same time and in the same manner as they would have been paid to Mr. Heiligbrodt. These amounts are not payable upon Mr. Heiligbrodt's disability.

(4)
Amounts with respect to Messrs. Payne, DeCarlo, Bruce, Elliott and Phillips reflect cash severance payable under the terms of employment agreements in effect on December 31, 2015. Mr. Payne's represents 90% of his base salary (pro rated to reflect the number of days he was employed during the year of his termination) and two years base salary continuation, Mr. DeCarlo’s represents 80% of his base salary (pro rated to reflect the number of days he was employed during the year of his termination) and 18 months base salary continuation and Messrs. Bruce’s, Elliott’s and Phillips’ represents 18 months base salary continuation.

(5)
Amounts reflect estimated cost of benefit continuation for 36 months in the case of Mr. Payne and 18 months in the case of Messrs. Bruce, Elliot and Phillips in each case, pursuant to the terms of employment agreements in effect on December 31, 2015. Mr. DeCarlo was not a participant in our medical plan, but was a participant in our dental plan as of December 31, 2015.

(6)
Amounts reflect pro rata payment of annual bonus (determined at actual performance) pursuant to the terms of employment agreements in effect on December 31, 2015. The amounts reflected above represent 100% of the actual bonus payout due to the assumption that such Named Executive Officer's employment terminated on the last day of the year.

(7)	Amounts reflect accelerated vesting of shares of restricted stock pursuant to the terms of the respective award agreements.

(8)
Amounts reflect lump sum cash severance payable under the terms of employment agreements in effect on December 31, 2015 equal to (a) three times the sum of base salary and target annual bonus for Messrs. Payne and DeCarlo and (b) 1.5 times base salary for Messrs. Bruce, Elliott and Phillips.

(9)
Amounts reflect estimated cost of benefit continuation for 36 months, in each case, pursuant to the terms of employment agreements in effect on December 31, 2015. Mr. DeCarlo was not a participant in our medical plan, but was a participant in our dental plan as of December 31, 2015.

(10)	Amounts reflect payout of 100% actual bonus for the year of termination under the terms of employment agreements in effect on December 31, 2015.

(11)	Amounts reflect accelerated vesting of shares of restricted stock and stock options pursuant to our Amended and Restated 2006 Long-Term Incentive Plan.
Employment Agreements
Mr. Payne. Pursuant to the terms of Mr. Payne’s Second Amended and Restated Employment Agreement, as amended, entered into on March 14, 2012, if we discharge Mr. Payne without cause (as defined in the employment agreement), then, so long as he executes (and does not revoke) a release of claims, Mr. Payne will receive: (a) an amount equal to 90% of his base salary, pro rated to reflect the number of days he was employed during the year of his termination, (b) continued payment of his base salary for a period of 24 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following his termination. In addition, if, within 24 months following a corporate change (as defined in the Employment Agreement), Mr. Payne voluntarily terminates his employment or he is discharged without cause, he will receive: (i) a lump sum payment equal to three times the sum of his base salary and target annual bonus and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following his termination.
Mr. DeCarlo. Pursuant to the terms of Mr DeCarlo’s Employment Agreement entered into on March 3, 2014, if we discharge Mr. DeCarlo without cause (as defined in the employment agreement), then, so long as he executes (and does not revoke) a release of claims, Mr. DeCarlo will receive: (a) an amount equal to 80% of his base salary, pro rated to reflect the number of days he was employed during the year of his termination, (b) continued payment of his base salary for a period of 18 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 18 months following his termination. In addition, if, within 24 months following a corporate change (as defined in the employment agreement), Mr. DeCarlo voluntarily terminates his employment or he is discharged without cause, he will receive: (i) a lump sum payment equal to three times the sum of his base salary and target annual bonus and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following his termination.
Mr. Heiligbrodt. Pursuant to the terms of Mr. Heiligbrodt’s Second Amended and Restated Employment Agreement entered into on March 3, 2014, he received a special one-time bonus equal to $1,000,000 in connection with the execution of the agreement and his annualized base salary was increased to $545,000. In addition, if Mr. Heiligbrodt’s employment with Carriage is terminated (a) by Carriage without cause (as defined in the employment agreement) or (b) as a result of his voluntary resignation following the second anniversary of the effective date after he has given Carriage six months’ prior written notice of his intent to resign, then (i) the prohibited period under the non-compete and non-solicitation covenants under Mr. Heiligbrodt’s Employment Agreement will continue for five years following such termination, (ii) all equity awards granted to Mr. Heiligbrodt that remain unvested will generally become immediately vested and (iii) Mr. Heiligbrodt and Carriage will enter into a consulting agreement in a form mutually acceptable to Mr. Heiligbrodt and Carriage that includes (1) a 24-month term commencing on the effective date of the termination of his employment with Carriage, (2) a consulting fee of $25,000 per complete calendar month during the term of the consulting agreement and (3) during the five-year period following the termination of his employment with Carriage, non-compete payments at the rate of $15,000 per calendar month and reimbursement of up to $800 per month of premiums he pays to obtain health care coverage under an individual health insurance policy. In the event of his death, Mr. Heiligbrodt’s estate will also be entitled to all payments he would have received under his consulting agreement (collectively, the “Consulting and Non-Compete Payments”) which will be paid at the same time and in the same manner as they would have been paid to Mr. Heiligbrodt.
In addition, if Mr. Heiligbrodt voluntarily terminates his employment or his employment is terminated by Carriage without cause, in either case, within 24 months following a corporate change (as defined in his employment agreement), then so long as he executes (and does not revoke) a release of claims, Mr. Heiligbrodt will be entitled to receive (i) a lump sum payment equal to the sum of (x) three times the sum of his then-current annualized base salary and 100% of his target annual bonus for the year in which such termination occurs and (y) the Consulting and Non-Compete Payments (regardless of whether Mr. Heiligbrodt provides any consulting services to Carriage, its successor or any of their respective affiliates), and (ii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months following such termination.
On May 21, 2015, L. William Heiligbrodt, as a result of his announced retirement as of March 4, 2016 from the Company, resigned as Executive Vice President, Principal Financial Officer and Secretary. On March 4, 2016, we entered into a consulting agreement with Mr. Heiligbrodt under the terms described above.

Messrs. Bruce, Phillips and Elliott. Pursuant to the terms of the employment agreements with Messrs. Bruce and Phillips (as amended March 14, 2012), if we discharge the executive without cause (as defined in the applicable employment agreement) during the term of the employment agreement, he will be entitled to receive, subject to his execution (and non revocation) of a release of claims, (a) a pro rated bonus for the year of termination, (b) continued payment of his base salary for a period of 18 months and (c) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 18 months. If following a corporate change (as defined in the applicable employment agreement), the executive voluntarily terminates his employment for good reason (as defined in the applicable agreement) or he is discharged without cause, in either case, within 24 months following the corporate change (as defined in the applicable agreement), the executive will be entitled to receive (i) a lump sum payment equal to one and a half times his base salary, (ii) a full year target annual bonus and (iii) reimbursement for medical benefit continuation premiums under COBRA for a period of up to 36 months (or such time the executive ceases to be eligible to elect to continue such benefits under COBRA or becomes eligible to participate in another employer's group health plan).
In addition, under each Named Executive Officer’s employment agreement and the related award agreements, upon the executive’s termination due to death or disability, such executive would be entitled to receive (a) a pro rata amount of the annual target incentive award for the year of termination, and (b) full vesting of all stock options, performance-based stock awards and shares of restricted stock (unless otherwise provided for in the applicable plan pursuant to which the award was granted). If the executive terminated his employment due to retirement on terms approved by the board, he would be entitled to full vesting of all shares of restricted stock (unless otherwise provided for in the applicable plan pursuant to which the award was granted).
The employment agreements also each generally contain a covenant prohibiting the executive from competing with us while he is employed by us and, if his employment is terminated for any reason, then for a period of at least two years thereafter.
Long-Term Incentive Plan Awards
Pursuant to the terms of the award agreements governing outstanding restricted stock awards, upon the consummation of a corporate change, all restrictions on such restricted shares will lapse.
In addition, pursuant to the terms of our 2006 LTIP, except as otherwise provided in an award agreement, if a participant’s employment with us is terminated for any reason other than death, for cause, inability to perform or due to such participant’s termination of his or her employment for good reason within the one-year period following a corporate change, then any time periods, conditions or contingencies (including vesting conditions) relating to the exercise or realization of, or lapse of restrictions under, any award will be automatically accelerated or waived so that the award may be realized in full (if no exercise of the award is required) or exercised in full (if exercise of the award is required) upon the termination of such participant’s employment.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, as amended, require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
At our 2015 Annual Meeting of Stockholders, held on May 19, 2015, management’s proposal to ratify our executive compensation in 2014 narrowly failed to pass, with approximately 49% of all votes cast supporting it. We were very disappointed that a majority of our stockholders did not support our plans. Since the 2015 Annual Meeting of Stockholders, we have taken a number of steps to address stockholder perceptions of our compensation program further discussed herein under “Compensation Discussion and Analysis”.
We urge our stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our named executive officer compensation policies and programs operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing under “Executive Compensation,” which provide detailed information on the compensation of our Named Executive Officers. Our Compensation Committee believes that the policies and programs articulated in the “Compensation Discussion and Analysis” section are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our High Performance Culture and Being The Best Mission.
Accordingly, we are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement by voting “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Carriage’s Named Executive Officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders of Carriage pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including, but not limited to, the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables, notes and narrative).”
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. Although the resolution is non-binding, our Board and our Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the advisory vote on named executive officer compensation when making future compensation decisions.
Our Board unanimously recommends that you vote “FOR” the advisory vote to approve named executive officer compensation, as disclosed in this Proxy Statement.

PROPOSAL NO. 3:
RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP
General
Our Audit Committee has selected Grant Thornton to audit our consolidated financial statements. Grant Thornton has served as our independent registered public accounting firm since 2014.
Representatives of Grant Thornton are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.
Although ratification is not required by Delaware law, our bylaws or otherwise, our Board is submitting our Audit Committee’s appointment of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, our Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. If the appointment of Grant Thornton is not ratified, our Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.
Our Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2016.
Audit and Other Fees
Fees billed to us by Grant Thornton and KPMG during 2015 and 2014 were as follows:

	Year Ended December 31,
	2015	2014
Audit fees(1) (2)	$811,275	$793,055
Audit-related fees(3) (4)	75,000	15,000
All other fees(5) (6)	37,001	45,209
Total	$923,276	$853,264

(1)	During 2015, audit fees paid to Grant Thornton were $811,275.

(2)	During 2014, audit fees paid to Grant Thornton were $793,055

(3)	During 2015, services were performed by KPMG in relation to the 2014 audit.

(4)	During 2014, services were performed by KPMG in relation to the auditor change letters.

(5)	During 2015, services were performed by Grant Thornton in relation to property tax compliance.

(6)
During 2014, services were performed by Grant Thornton in relation to property tax compliance. The non-audit services were not pre-approved by the audit committee due to the fact that Grant Thornton was not engaged as Carriage’s independent registered public accounting firm at the time these services begun.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
As part of its duties, our Audit Committee is required to annually pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the audit firm’s independence. Our Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors. All audit fees and audit-related fees for 2015 and 2014 were pre-approved by our Audit Committee.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors (the “Audit Committee”) of Carriage Services, Inc. (“Carriage”) has reviewed and discussed the audited financial statements of Carriage for the fiscal year ended December 31, 2015 with Carriage management. The Audit Committee has discussed with Grant Thornton LLP, Carriage's independent registered public accounting firm for the fiscal year ended December 31, 2015, the matters required to be discussed by Statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Additionally, the Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP's communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP their independence.
Based on the Audit Committee’s review and discussions with management and Grant Thornton LLP referred to above, the Audit Committee recommended to the Board of Directors of Carriage that the audited consolidated financial statements be included in Carriage's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.
Audit Committee
Donald D. Patteson, Jr., Chairman
Barry K. Fingerhut
Richard W. Scott
Bryan D. Leibman

April 5, 2016

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS
Stock Ownership of Management
The following table sets forth, as of March 24, 2016, the number of shares beneficially owned and the percentage of the Common Stock held by: (1) each of our directors and director nominees, (2) our Principal Executive Officer and Principal Financial Officer, (3) our other executive officers named in the Summary Compensation Table set forth under “Executive Compensation,” and (4) all our current executive officers and directors as a group. Under the rules of the SEC, on any day, a person is deemed to own beneficially all securities as to which that person owns or shares voting or investment power, as well as all securities which such person may acquire within 60 days of such date through the exercise of currently available conversion rights or options. Except as otherwise stated in the notes to the table, each person named in the table below has sole voting and investment power with respect to the shares indicated.

Beneficial Owner	Common Stock	Stock Options(1)	Number of Shares Beneficially Owned	Percent of Common Stock
Melvin C. Payne(2)(3)	1,353,179	227,420	1,580,599	9.5%
L. William Heiligbrodt(4)(5)	266,968	300,000	566,968	3.4%
David J. DeCarlo(6)	106,376	100,001	206,377	1.2%
Shawn R. Phillips(7)	52,450	116,536	168,986	1.0%
Mark R. Bruce	33,740	131,732	165,472	1.0%
Richard W. Scott(8)	106,445	—	106,445	*
Paul D. Elliott	32,537	65,999	98,536	*
Donald D. Patteson, Jr.	47,138	—	47,138	*
Viki K. Blinderman	2,654	40,001	42,655	*
Carl B. Brink	4,799	23,334	28,133	*
Bryan D. Leibman(9)	13,413	—	13,413	*
Barry K. Fingerhut	—	—	—	*
All current directors and executive officers as a group (12 persons)	2,019,699	1,005,023	3,024,722	18.2%

*	Indicates less than 1%.

(1)
The ownership of stock options shown in the table includes shares which may be acquired within 60 days upon the exercise of outstanding stock options granted under our stock option plans. For unexercisable stock options, see “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End” in this Proxy Statement.

(2)	Mr. Payne’s holdings include 80,270 shares of Common Stock held by Mr. Payne’s minor daughter and 3,518 shares of Common Stock held by Mr. Payne’s spouse.

(3)	Mr. Payne has pledged 68,566 shares of his Common Stock pursuant to a margin account which was opened in October 2012.

(4)	Mr. Heiligbrodt’s holdings include 65,711 shares of Common Stock held by the Agent for Corinne C. Heiligbrodt Separate Property.

(5)	Mr. Heiligbrodt has pledged 140,550 shares of his Common Stock pursuant to a margin account which was opened on June 27, 2013.

(6)	Mr. DeCarlo’s holdings include 60,329 shares of Common Stock held by the Peggy J. DeCarlo 2012 Irrevocable Trust.

(7)	Mr. Phillips has pledged 50,000 shares of his Common Stock pursuant to a margin account which was opened November 2015.

(8)	Mr. Scott’s holdings include 1,000 shares of Common Stock held by Mr. Scott’s minor daughter and son.

(9)	Mr. Leibman's holdings include 2,576 shares of Common Stock held by Mr. Leibman's minor children.

Stock Ownership of Certain Beneficial Owners
As of April 5, 2016, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding Common Stock, determined in accordance with Rule 13d-3 of the Exchange Act, other than directors and executive officers whose beneficial ownership is described in the previous table.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Common Stock
FMR LLC(1) 245 Summer Street Boston, MA 02210	2,830,349	16.6%
Dimensional Fund Advisors LP(2) Building One, 6300 Bee Cave Road Austin, TX 78746	1,556,372	9.4%
Zazove Associates, LLC(3) 1001 Tahoe Blvd. Incline Village, NV 89451	1,123,433	6.3%
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	952,939	5.7%

(1)
Based solely on Schedule 13G/A filed with the SEC on February 12, 2016. FMR LLC has sole voting power as to 1,191,852 shares and sole dispositive power as to 2,830,349 shares, of which, 488,372 shares are issuable upon the conversion of Carriage 2.75% Convertible Notes due March 15, 2021.

(2)	Based solely on Schedule 13G/A filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP has sole voting power as to 1,513,270 shares and sole dispositive power as to 1,556,372 shares.

(3)
Based solely on Schedule 13G/A filed with the SEC on February 8, 2016. Zazove Associates, LLC, Zazove Associates, Inc. and Gene T. Pretti have sole voting and dispositive power as to 1,123,433 shares, of which 1,123,433 shares are issuable upon the conversion of Carriage 2.75% Convertible Notes due March 15, 2021.

(4)	Based solely on Schedule 13G filed with the SEC on January 28, 2016. BlackRock Inc. has sole voting power as to 917,759 shares and sole dispositive power as to 952,939 shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports of ownership and changes in ownership of Common Stock and other of our equity securities on Forms 3, 4 and 5. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.
To our knowledge, based solely on our review of the copies of such reports furnished to us or written representations from reporting persons, we believe that all filings required to made under Section 16(a) of the Exchange Act were timely made for the fiscal year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Review and Approval of Related Party Transactions
We have established procedures to identify, review, approve, and ratify transactions with related persons and bring them to the attention of our Board for consideration. These procedures include formal written questionnaires to our directors and executive officers. Each year, we require our directors and executive officers to complete a questionnaire that requires them to identify and describe any transactions with Carriage that they or their respective related parties may have been involved in, whether or not material.
Our Corporate Governance Committee has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties. During this process, related party transactions are disclosed to all Board members. To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length. Our Corporate Governance Committee intends to approve only those related party transactions that are in the best interest of us and our stockholders. The policies and procedures for related party transactions are documented in our Code of Business Conduct and Ethics, a copy of which is available free of charge on our website at www.carriageservices.com.
Related Party Transactions
Other than as described below, since January 1, 2015, there were no reportable transactions between Carriage and related persons, and there are no such currently proposed transactions. All transactions described below were reviewed and approved as required by our policies and procedures for the review and approval of related party transactions described above.
Robert Prescott, Director of Corporate Finance though May 11, 2015, who is the brother-in-law to our Chief Executive Officer and Chairman of the Board, received approximately $260,130 in total compensation during 2015.
OTHER BUSINESS
Management does not intend to bring any other business before our Annual Meeting and has not been informed that any other matters are to be presented at our Annual Meeting by others. If other matters properly come before our Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.
STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING
Pursuant to rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at our 2017 Annual Meeting of Stockholders may do so by following the procedures set forth under Rule 14a-8 of the Exchange Act. In general, to be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Corporate Secretary at 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056 no later than December 2, 2016.
In addition, pursuant to our bylaws, a stockholder may recommend nominees for director not for inclusion in our proxy materials, as further discussed herein in our “Corporate Governance – Direction Nomination Process” section.
Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at our 2017 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 17, 2017 and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 17, 2017, and the matter nonetheless is permitted to be presented at our 2017 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

ADDITIONAL INFORMATION
Annual Report
Our Annual Report to Stockholders for the year ended December 31, 2015 (our “Annual Report”) is being mailed to all stockholders entitled to vote at our Annual Meeting. Our Annual Report does not form any part of the proxy soliciting materials.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, but not including exhibits, is also available at www.carriageservices.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, excluding exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the request of such person. Exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit(s). Such requests should be directed to the Corporate Secretary of Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056.
Householding
We are sending only one copy of this Proxy Statement and our Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs. If you received a householded mailing this year and you would like to have additional copies of this Proxy Statement and/or our Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate Secretary in writing at Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056, or call our Corporate Secretary at 713-332-8400. You may also contact us in the same manner if you received multiple copies of this Proxy Statement and our Annual Report and would prefer to receive a single copy in the future.
REGARDLESS OF THE NUMBER OF SHARES YOU OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO VOTE VIA THE INTERNET OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE.

By Order of the Board of Directors,

Viki K. Blinderman
Co-Chief Financial Officer, Chief Accounting Officer and Secretary

Houston, Texas
April 5, 2016

ANNUAL MEETING OF STOCKHOLDERS OF

CARRIAGE SERVICES, INC.

Conference Center
3040 Post Oak Blvd., Lobby Level
Houston, Texas 77056

May 17, 2016
9:00 a.m. Central Daylight Time
Directions to attend the meeting in person may be obtained by contacting the Corporate Secretary at 713-332-8400

↓ Please detach along perforated line and mail in the envelope provided. ↓

20233000000000001000 6 051716

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Two Class II Directors for three-year terms ending at the 2019 Annual Meeting of Stockholders.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Barry K. Fingerhut
○ Bryan D. Leibman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approve, by advisory vote, named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Grant Thornton LLP as Carriage Services, Inc.'s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

CARRIAGE SERVICES, INC.

Conference Center
3040 Post Oak Blvd., Lobby Level
Houston, Texas 77056

May 17, 2016

9:00 a.m. Central Daylight Time
Directions to attend the meeting in person may be obtained by contacting the Corporate Secretary at 713-332-8400

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20233000000000001000 6 051716

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Two Class II Directors for three-year terms ending at the 2018 Annual Meeting of Stockholders.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Barry K. Fingerhut
○ Bryan D. Leibman

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approve, by advisory vote, named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Grant Thornton LLP as Carriage Services, Inc.'s independent registered public accounting firm for the year ending December 31, 2016.	☐	☐	☐

Note: In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment(s) thereof.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

CARRIAGE SERVICES, INC.

Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on May 17, 2016

The undersigned, hereby revoking all prior proxies, hereby appoints Melvin C. Payne and Viki K. Blinderman, and each of them, his true and lawful proxies, with full and several power of substitution, to vote all the shares of Common Stock of CARRIAGE SERVICES, INC. standing in the name of the undersigned, at the Annual Meeting of Stockholders of CARRIAGE SERVICES, INC. to be held on May 17, 2016 and at any adjournments or postponements thereof, on all matters coming before said meeting.

This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal 1, FOR Proposal 2 and FOR Proposal 3, and as the proxies deem advisable on all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

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